As filed with the Securities and Exchange Commission on May 23, 2003
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Sardy House, LLC

(Exact name of registrant as specified in governing instruments)

128 East Main Street
Aspen, Colorado 81611
(970) 920-2525
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frank S. Peters
President
Sardy House, LLC
128 East Main
Aspen, Colorado 81611
(970) 925-6246
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Roger V. Davidson, Esq.
Ballard Spahr Andrews & Ingersoll, LLP
1225 17th Street, Suite 2300
Denver, Colorado 80202
(303) 292-2400

At such time or times after the effective date of the registration statement as the selling security holder shall determine (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

Calculation of Registration Fee

		Proposed	Proposed
		maximum	maximum
Title of each class of	Amount to be	offering price	aggregate	Amount of
securities to be registered	registered	per unit	offering price	registration fee

Limited Liability Company Membership Interests	25 units	$850,000 (1)	$21,250,000	$1,719 (2)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act.

(2)	Calculated under Section 6(b) of the Securities Act as .0000809 of $21,250,000.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED MAY 23, 2003

Sardy House, LLC

25 Limited Liability Company Membership Interests

Estimated Price Range: $700,000 — $850,000 per Membership Interest

      This prospectus relates to the offering of up to a total of 25 units of our limited liability company membership interests which allow for exclusive use of the distinctive Sardy House in Aspen, Colorado. We are a recently formed company which acquired the Sardy House hotel from North and South Aspen, L.L.C. in March 2003 and are currently renovating the 20-room hotel into a private residence and semi-private inn. We issued all 25 of our outstanding membership interests to North and South Aspen, L.L.C. in exchange for the Sardy House property, and North and South Aspen, L.L.C. as a selling security holder will receive any proceeds from sales of the interests, subject to an agreement to first apply the proceeds to full repayment of the indebtedness on the Sardy House property of up to $4 million on which both North and South Aspen, L.L.C. and Sardy House, LLC are obligated and the Sardy House property serves as collateral.

      The membership interests are being offered for resale by North and South Aspen, L.L.C. for $          per membership interest, or a total of $                    . This price may be changed by North and South Aspen, L.L.C. at any time after                               . If the offering price is decreased it will be decreased for all purchasers, and if the offering price is increased it will be increased for all purchasers who have not as of that date executed subscription agreements. North and South Aspen, L.L.C. intends to sell the membership interests through                               , and will pay commissions of up to           % for each membership interest sold, including any commissions payable to licensed real estate brokers supervised by                               . The offering will be conducted on a “best efforts, all or none” basis as to the minimum offering and on a “best efforts” basis as to additional membership interests up to the maximum offering. If a minimum of 7 membership interests are not sold by                               , the offering will be terminated and all money received will be promptly returned to investors with interest. Until the minimum offering is achieved, all funds received from investors will be deposited into an interest-bearing escrow account, with interest to be credited toward the final purchase price.

      There are limitations on the transferability of the membership interests under our operating agreement. See “Description of Membership Interests — Transfer of Membership Interests.” In addition, there is no trading market for the membership interests, and we do not expect any trading market for the membership interests to develop.

       Investing in these securities involves significant risks. See “Risk Factors” beginning on page 12.

Proceeds to
North and South
	Price to public	Commissions	Aspen, L.L.C.

Per membership interest	$	$	$
Total minimum offering	$	$	$
Total maximum offering	$	$	$

      Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2003.

[INSIDE FRONT COVER]

[PHOTOGRAPH OF THE SARDY HOUSE DURING THE WINTER]

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The selling security holder is offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. In this prospectus, references to “we,” “us” and “our” refer to Sardy House, LLC.

QUESTIONS AND ANSWERS ABOUT SARDY HOUSE, LLC AND THE PUBLIC OFFERING	1
PROSPECTUS SUMMARY	8
RISK FACTORS	12
DETERMINATION OF OFFERING PRICE	18
DILUTION	19
USE OF PROCEEDS	20
DISTRIBUTION POLICY	20
PLAN OF OPERATION	20
GENERAL INFORMATION ABOUT SARDY HOUSE, LLC	22
DESCRIPTION OF SARDY HOUSE PROPERTY	23
DESCRIPTION OF CONSTRUCTION LOAN AGREEMENT	32
DESCRIPTION OF MEMBERSHIP INTERESTS	32
MARKET FOR MEMBERSHIP INTERESTS AND RELATED MEMBER MATTERS	46
MEMBERSHIP INTEREST OWNERSHIP OF CURRENT BENEFICIAL OWNERS	46
MANAGEMENT	47
EXECUTIVE COMPENSATION	48
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	49
LEGAL PROCEEDINGS	50
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	50
SELLING SECURITY HOLDER	58
DESCRIPTION OF OFFERING AND PLAN OF DISTRIBUTION	58
SUPPLEMENTAL SALES MATERIALS	61
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	61
LEGAL MATTERS	61
EXPERTS	61
WHERE YOU CAN FIND MORE INFORMATION	61
CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS	62
SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	62
INDEX TO FINANCIAL STATEMENTS	F-1

i

QUESTIONS AND ANSWERS ABOUT SARDY HOUSE, LLC AND THE PUBLIC OFFERING
PROSPECTUS SUMMARY
RISK FACTORS
DETERMINATION OF OFFERING PRICE
DILUTION
USE OF PROCEEDS
DISTRIBUTION POLICY
PLAN OF OPERATION
GENERAL INFORMATION ABOUT SARDY HOUSE, LLC
DESCRIPTION OF SARDY HOUSE PROPERTY
DESCRIPTION OF CONSTRUCTION LOAN AGREEMENT
DESCRIPTION OF MEMBERSHIP INTERESTS
MARKET FOR MEMBERSHIP INTERESTS AND RELATED MEMBER MATTERS
MEMBERSHIP INTEREST OWNERSHIP OF CURRENT BENEFICIAL OWNERS
MANAGEMENT
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
LEGAL PROCEEDINGS
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITY HOLDER
DESCRIPTION OF OFFERING AND PLAN OF DISTRIBUTION
SUPPLEMENTAL SALES MATERIALS
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS
SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
INDEX TO FINANCIAL STATEMENTS
SIGNATURES
EXHIBIT INDEX
EX-3.1 Articles of Organization
EX-3.2 Operating Agreement
EX-3.3 1st Amendment to Limited Liability Agrmt.
EX-10.1 Contract for Purchase/Sale of Real Estate
EX-10.2 Construction Loan Agreement
EX-10.3 Promissory Note
EX-10.4 Commercial Security Agreement
EX-10.5 Form of Commercial Guaranty
EX-10.6 Registration Rights Agreement
EX-23.1 Consent of Schumacher & Associates Inc
EX-23.2 Consent of Rocky Mountain Valuation Sp.

QUESTIONS AND ANSWERS ABOUT
SARDY HOUSE, LLC AND THE PUBLIC OFFERING

Q:	What is Sardy House, LLC?

A:	Sardy House, LLC is a Colorado limited liability company which owns the Sardy House property in Aspen, Colorado. The Sardy House is a distinctive Victorian mansion built in 1892, and there is also a separate Carriage House building on the property that was built in 1985. Since 1985 the property has been operated as a 20-room hotel, but the buildings are currently undergoing interior renovations to convert them into two private residences and semi-private inn. This work is expected to be complete in late 2003. The renovated property will include the following:

•	9,000 square foot main Sardy House residence,

•	1,000 square foot Carriage House residence,

•	8-room Carriage House Inn, and

•	outdoor pool, spa and sauna.

These improvements are situated on the landscaped grounds of a 17,400 square foot lot at the northwest corner of Main Street and Aspen Street in Aspen, opposite Paepcke Park.

Q:	What is being offered?

A:	A total of 25 Sardy House, LLC limited liability company membership interests are being offered, with the first closings scheduled for January 2004. A purchaser of a membership interest will have exclusive rights to occupy and use:

•	the main Sardy House residence for two weeks each year, and

•	the Carriage House residence for two weeks each year.

The selection of exclusive weeks among the members each year will be conducted on an equitable rotation basis and cover a reservation year beginning in May and ending the following April. During their exclusive weeks members will be provided with a full housekeeping staff, personal concierge and other amenities. In addition, members will be entitled to booking of the 8 rooms in the Carriage House Inn on a discount basis.

If the offering closes as scheduled in early January 2004, we plan to implement an advance reservation waitlist system for allowing exclusive use of the residences during the 15 weeks until the beginning of the reservation year in May 2004. Under that system a purchaser of a membership interest can reserve an exclusive week at either residence during that interim period on a first come, first serve basis.

Q:	Why are membership interests in Sardy House, LLC being offered?

A:	Timeshare and residential club projects have met with success at Aspen Highlands, Snowmass and elsewhere in the Roaring Fork Valley, but nothing like this project exists yet in the City of Aspen. And while there are Aspen timeshare projects currently in the planning stages, it may be a year or even longer before those developments are finished and ready for occupancy. Further, while there are numerous properties on the Aspen market that are comparable in size to the main Sardy House residence, the multi-million dollar purchase price and long-term maintenance costs of those properties may be seen as unreasonably expensive, especially when a family does not have the time or intention to visit their Aspen property for more than a few weeks a year. Sardy House, LLC aims to meet the needs of those who desire to own a large Aspen home for family or corporate use once or twice a year, and who recognize that something more intimate may be desirable on other occasions — perhaps envisioning week-long getaways to the Carriage House residence without extended family, or even flying into Aspen at the spur of the moment and staying in a room at the Carriage House Inn for just the weekend. Some buyers in today’s Aspen market may be undecided between the commitment of considerable resources to the purchase of a large second home and the less expensive purchase of a 2,000 square foot “fraction” in a large timeshare development. To those who do not expect to visit Aspen more than several weeks each year, and those for whom 2-3 bedrooms are simply not enough, Sardy House may be the answer.

Q:	Is the vacation use concept of Sardy House, LLC the same as a timeshare or residential club?

A:	No, we believe that the concept of Sardy House, LLC is unique. While your use of the Sardy House will be more like a residential club than a week-long timeshare, Sardy House, LLC includes a vacation home component and a business component — the operation of a small exclusive inn. The staff of the Carriage House Inn — manager, concierge, housekeepers and housemen — will also serve the various needs of owners staying in the main Sardy House residence and the Carriage House residence. Revenues from the operations of the 8-room Carriage House Inn will partially offset the annual costs to owners of staffing and maintaining the residences. We will utilize a rotational system to determine exclusive weeks for each owner’s use. Owners will share use of the main Sardy House residence and the Carriage House residence. One key difference between Sardy House, LLC and any timeshare project or vacation club is simply numerical. There will be a maximum of 25 owners of Sardy House, LLC, not hundreds of owners typical of a timeshare or residential club. Sardy House owners will receive truly personal attention from the Sardy House concierge and staff.

Q:	Has the renovation of the Sardy House begun?

A:	Yes. Sardy House received approval from Aspen’s Historic Preservation Committee in March 2003 and building permits in April. Renovation and installation of central air conditioning will continue through the summer of 2003. Interior finishes and refurnishing of the property are scheduled to be complete before Thanksgiving 2003. The main Sardy House residence and the Carriage House residence are scheduled to be available for owner occupancy on January 5, 2004.

Q:	Who organized Sardy House, LLC?

A:	Frank S. Peters and Daniel D. Delano are the principals of both Block 66, LLC, the manager of Sardy House, LLC, and of North and South Aspen, L.L.C., which is currently the sole owner-member of Sardy House, LLC. Mr. Peters and Mr. Delano were responsible for the original reconstruction of the Sardy House as a hotel and restaurant in 1985 and have managed its operations since that time. North and South Aspen, L.L.C. also owns and operates the 19-room Hotel Lenado in Aspen. For more information about the backgrounds of Mr. Peters and Mr. Delano, see the “Management” section of this prospectus.

Q:	Who is the designer of the Sardy House renovation?

A:	Harry Teague Architects, award-winning designer of the new Aspen Music Tent and Harris Hall, designed the 1985 reconstruction of the Sardy House and also the current renovation. M-E Engineers is the designer of the new central air-conditioning system. Harry Teague Architects is collaborating with Robyn Scott Interiors Limited on the design of new kitchens and baths and the refurnishing of the property. In May 2003, Robyn Scott won first place in three residential categories at the annual presentation of awards by the Colorado chapter of the American Society of Interior Designers.

Q:	Is the Sardy House in a ski in/ski out location?

A:	No, Sardy House is located on Main Street opposite Paepcke Park in the heart of Aspen, but it is not a ski in/ski out location. However, the Roaring Fork Transit Authority currently provides free skier shuttles that stop right in front of the Sardy House and Sardy House has what might be called a location for all seasons. Currently, there is a bakery and a bookstore just across the street, a pharmacy just a block away, and there are three dozen restaurants, eight movie screens and the historic Wheeler Opera House within a five block radius. A playground for children and the Red Brick Center with its Climbing Wall are only a block and half away. Every summer, under current Aspen city ordinances the streets of Aspen’s West End are closed to non-local vehicle traffic and become a pedestrian walkway, and Sardy House is just steps away from its beginning. One can easily walk to the Benedict Music Tent or Harris Hall. Due to the nexus-like location of the Sardy House, almost anywhere in Aspen is within walking distance. For a day’s fly-fishing or round of golf downvalley, owner-members will have a Land Rover Discovery, subject to insurance and licensing restrictions, at their disposal.

Q:	What are some of the amenities of the Sardy House?

A:	In addition to the convenience of a heart-of-Aspen location, personal vehicle use and year-round storage of personal belongings, during exclusive weeks in the main Sardy House residence owner-members will enjoy:

•	the privacy of a large, well-appointed Aspen home, with space for extended family and entertaining,

•	a housekeeping staff and personal concierge,

•	spacious master suite with 16-foot ceiling and his-and-her baths,

•	two guest suites and four additional bedrooms, each with private bath,

•	two media rooms and DVD in every bedroom,

•	outdoor heated pool, spa and sauna in a garden setting beneath tall blue spruce trees,

•	private business center/library with wireless computer network hub and wet bar,

•	family kitchen with hearthside dining area,

•	laundry, mudroom and workout room, and

•	fully-equipped commercial-style kitchen with capacity to serve 100 guests or more.

Q:	Are membership interests in Sardy House, LLC real estate interests?

A:	No, they are securities. However, each membership interest represents a 1/25th ownership interest in Sardy House, LLC, and Sardy House, LLC holds fee simple title to the Sardy House property, which includes the 9,000 square foot main Sardy House residence, 1,000 square foot Carriage House residence and the Carriage House Inn. Before admission of the first new owner-members to Sardy House, LLC, the renovation and related refurnishing work will be completed and the related construction debt secured by the Sardy House property will be paid from the proceeds of this offering. Therefore, we will be debt free upon the admission of new members. Upon completion of the minimum offering and payment of our construction loan with WestStar Bank, we will obtain an ALTA form owner’s policy of title insurance on the residential value of the property, subject to matters of record, to confirm that the property is free and clear of the WestStar Bank deed of trust and other monetary liens and security interests. The current business plan does not require that we incur any long-term debt. There will be a maximum of 25 new owner-members of Sardy House, LLC, and North and South Aspen, L.L.C. will retain no ownership interest after the 25 membership interests have been sold. We expect that the value of the membership interest will be based on residential real estate value rather than the value of an ongoing commercial or lodging enterprise. Annual operating contributions by owner members for maintenance and staffing of the property will constitute a large part of our cash flow, but the operation of the Carriage House Inn will generate revenues for us. To the extent any excess cash is generated it will be distributed to the owner-members on an annual basis.

Q:	Is there any guarantee that any or all of the 25 membership interest will be sold in this offering?

A:	No. This is a “best efforts” offering, which means that no one is guaranteeing that any amount of membership interests will be sold. However, this is also a “best efforts, all or none” offering as to the minimum of 7 membership interests that need to be sold to ensure that sufficient proceeds are received to completely repay our outstanding debt so that we will be debt free upon the admission of new member-owners.

Q:	Who will manage and control Sardy House, LLC?

A:	The initial manager of Sardy House, LLC is Block 66, LLC, and Sardy House, LLC has entered into a management agreement with Block 66, LLC to manage the Sardy House property, including operation of the Carriage House Inn, through June 2006. North and South Aspen, L.L.C. will control a majority of our voting membership interests until it has sold 13 membership interests to new owner-members. Frank S. Peters and Daniel D. Delano control North and South Aspen, L.L.C. Our operating agreement provides that an advisory committee consisting of three owner-members will approve budgets and generally advise the manager. All members are called upon annually to ratify or reject the operations budget approved by the advisory committee.

Q:	Will my membership interest in Sardy House, LLC be transferable?

A:	Yes, but subject to restrictions. Your interest can be freely pledged as collateral, willed, placed in a trust, or transferred into a partnership or corporation under your control. However, until March 21, 2006 North and South Aspen, L.L.C. and Sardy House, LLC will hold rights of first refusal as to sales to third parties. We intend to establish a prospect list during the period in which the rights of first refusal exist.

Q:	What ownership costs are covered by my operating contributions?

A:	Contributions are intended to cover all of the costs ordinarily associated with ownership of a vacation home. In addition, the cost of owner-members’ vacation use of two Land Rover Discovery vehicles, which we plan to lease beginning in 2004, and the cost of a year-round house staff and operation of the Carriage House Inn are included. Our annual budget will include:

•	staff payroll expense,

•	commissions,

•	laundry and linen,

•	owner and guest services, including supplies,

•	repairs and maintenance,

•	utilities,

•	advertising,

•	credit card fees,

•	legal and accounting fees,

•	management fees,

•	telephone,

•	vehicle leasing and other expenses,

•	insurance,

•	property taxes, and

•	replacement reserve.

Q:	How will operating contributions be computed and assessed?

A:	Our manager has prepared operating budgets for 2004 and 2005, which show our projected revenues, expenses and cash flows for those years. Those budgets contemplate a required annual contribution from each owner-member of $19,500, which can be paid by check or credit card. If annual budget goals are realized, each owner-member will receive annual capital distributions in cash of $3,000 in December 2004 and $4,000 in December 2005. The draft operating budget for 2005 and future years will be reviewed and approved by the advisory committee and revised by the manager after consideration of the advisory committee’s recommendations, as provided for in our operating agreement.

If the minimum offering is completed but not all 25 membership interests are sold, North and South Aspen, L.L.C. as a continuing owner of membership interests will be responsible for its pro rata share of the required operating contributions for the membership interests that it continues to own. North and South Aspen, L.L.C. may endeavor to rent out its exclusive weeks in order to satisfy this obligation, but its obligation to pay the required operating contributions will not be subject to receiving any rental revenues for its exclusive weeks.

Q:	Are there any other costs of ownership?

A:	Housekeeping fees will be assessed for actual days of use of the residences during exclusive weeks, to defray actual costs of that use. Housekeeping fees in 2004 will be $275/day for the main Sardy House residence and $75/day for the Carriage House residence. Owner-members will also be billed at cost for pre-stocked groceries and beverages, long distance telephone charges and for special services arranged by the Sardy House concierges such as services provided by masseuses or private chefs and wait staff.

Q:	What is the quality of the construction and furnishings of the Sardy House?

A:	Construction, fixtures and furnishings are and will be very high quality. Exteriors are brick and red sandstone, with the cedar shingle facing of the Carriage House Inn bay windows matching the gable end details of the original house. The courtyard and pool patio are snowmelted and parking is covered. The interiors of both the main Sardy House residence and the Carriage House residence will be well furnished.

Q:	What about electronic amenities and business facilities?

A:	The office will feature a private entrance, conference table, ample desk space and lots of light — with windows looking out into the herb garden and up through the branches of the live 90-foot blue spruce Sardy House Christmas tree to Aspen Mountain. There will be a large wall-mounted computer screen, dedicated DSL and fax lines, and the office will tie into a wireless network so you can also work at a laptop out by the pool or anywhere else in the house.

Q:	What kind of year round storage space will I have?

A:	Each owner-member will have a locker for storage of clothing in the main Sardy House residence and an individual “owner’s closet” in the basement of the Carriage House Inn. In addition, each owner-member will be assigned a permanent safety deposit box in the Sardy House walk-in vault. Wine-lovers will also appreciate the value of the residences’ temperature-controlled wine cellar. Upon request, the manager will arrange for your personal belongings to be brought upstairs and to have the refrigerator and bar stocked, so that every time you return to the Sardy House, it will be like coming home.

Q:	What is the configuration of the Carriage House residence?

A:	The ground floor of the Carriage House residence is an open kitchen/dining/living area with a private entrance just off North Aspen Street. On the second floor, accessed by an antique spiral stair, is a light and airy bedroom with king bed. Behind this room there is a bath with whirlpool-jetted tub, and off a short hallway there is a dressing and sitting room furnished with a sofa-bed and armoires, and a second bath with whirlpool tub. When desired, access is available from the second floor hallway of the Carriage House residence to the interior stairway of the Carriage House Inn.

Q:	How do I reserve my exclusive weeks?

A:	Owner-members will fill out two selection sheets, one for each residence, numbering weeks of the upcoming year in order of preference from No. 1 through No. 50. You will then be assigned your highest available preference in each round of the annual exclusive week draw. After the draw is complete, the manager will promptly inform you of the weeks reserved exclusively for you. The draw will be held in early January each year for the twelve months beginning in May and ending the following April, so you will have time to plan your vacation and travel schedule well in advance. For more information about the exclusive week selection system, see the “Description of Membership Interests – Exclusive Use of the Residences” section of this prospectus.

Q:	But won’t my exclusive weeks sometimes fall in Aspen’s “mud-season?”

A:	Yes, our exclusive week selection matrix is mathematically equitable and therefore in some years your selected exclusive weeks will fall lower in order of preference than in other years. However, your exclusive weeks will never be at the depths of mud season since for two weeks every year after the ski lifts close in April Sardy House will be closed for repairs and maintenance and staff vacations. Prospective members should note that there are generally about twenty weeks in the Aspen alpine ski season and about twelve weeks of Aspen summer, with 6 or 7 weeks of Indian summer in the fall. In addition, the Roaring Fork Valley offers fly-fishing and golf in May and hunting in October and early November. Further, you may find it in some ways preferable to schedule large gatherings such as a multi-generational reunion at the Sardy House during one of the quiet times of the Aspen year.

Q:	Can unaccompanied guests or family use my exclusive weeks?

A:	Yes, they may. And you will be free to trade exclusive weeks with other owner-members. The manager will take trade requests and help facilitate trades of exclusive weeks.

Q:	Can I use my exclusive weeks consecutively?

A:	No, ordinarily your exclusive weeks will not be consecutive. However, you may request that the manager try to arrange this for you through trades with other owners. In addition, purchase of a double-membership interest will allow consecutive exclusive weeks, at your option, within the ordinary rotation system framework. A double-membership will afford you use rights to four weeks in the main Sardy House residence, during any given year, and four weeks in the Carriage House residence.

Q:	Can I rent out my exclusive weeks, if I choose?

A:	Yes, which is not the case with some residential clubs. In addition, while many large timeshare projects offer rental management, the details of rental arrangements can be complex and restricted to avoid securities laws. As an owner-member of Sardy House, LLC, if you choose to rent out one or more of your confirmed exclusive weeks, you simply notify the manager of your intent. The management agreement provides that if your exclusive week is successfully rented you will receive 60% of the gross rental revenue, excluding taxes and incidental charges. For example, if you choose not to use one of your exclusive weeks in the main Sardy House residence and the gross rental revenue, excluding taxes and incidental charges, for that week is $40,000, which is generally representative of current weekly rental rates for comparable Aspen residences during non-holiday seasons, you will receive a check for $24,000.

Q:	As an owner-member, will I pay to stay at the Carriage House Inn?

A:	In order to preserve pass-through business tax deductions for all owner-members, we will not allow any personal or “comp” use of the Carriage House Inn by owner-members or their family and guests. However, at most times of the year owner-members can book rooms at the Carriage House Inn for themselves and/or their guests at a discount of 25% from normal room rates. This discount is comparable to the discount offered to repeat corporate customers or international wholesalers.

Q:	What are the tax consequences of an investment in Sardy House, LLC?

A:	For U.S. federal income tax purposes, we will be treated as a partnership when new members are admitted. Owner-members will participate in the profits and losses of the Carriage House Inn as owners of a trade or business. The main Sardy House residence and the Carriage House residence should be considered vacation homes shared by the owner-members, and so expenses related to the residences will only be tax-deductible to the extent vacation home expenses are deductible. Each owner-member will receive an annual K-1, reflecting the owner-member’s share of income and deductions, capital contributions and capital distributions, if any. The depreciation expense shown on our operating budgets has been calculated according to generally accepted accounting principles and not on an income tax basis. We plan to make the optional basis election under Internal Revenue Code Section 754 to increase the depreciable basis of our assets for tax purposes to reflect purchase price for the membership interests sold in this offering. The tax situations of owner-members will vary and we strongly recommend that prospective investors consult their own tax advisors. For more information about the tax consequences of an investment in us, see the “Certain United States Federal Income Tax Considerations” section of the prospectus.

Q:	Are there any risks involved in purchasing a membership interest?

A:	Yes, you should carefully read the “Risk Factors” section of this prospectus before deciding to purchase a membership interest.

Q:	How do I find out more?

A:	After carefully reading this prospectus, you may call us at 970-920-2525 to arrange for a representative of the underwriter of this offering to meet with you, either in our Aspen office or by telephone.

PROSPECTUS SUMMARY

     This summary highlights information contained in this prospectus. You should carefully read this entire prospectus, particularly the “Risk Factors” section. When we use the terms “we,” “us” or “our,” we are referring to Sardy House, LLC, unless the context otherwise requires. The term “you” refers to a prospective investor.

The Company

     Sardy House, LLC is a recently formed privately held Colorado limited liability company which has acquired the distinctive Sardy House hotel property in Aspen, Colorado. Since 1985 the Sardy House has been operated as a 20-room hotel with a restaurant, but the Sardy House was closed in March 2003 for interior renovations to convert it for use as two private residences for exclusive use by up to 25 members and as a semi-private 8-room inn. Our office is located at the Sardy House property at 128 East Main Street, Aspen, Colorado 81611, and our telephone number is (970) 920-2525.

     Under the Colorado Limited Liability Company Act, holders of our membership interests are not personally liable for our debts, obligations or liabilities.

The Sardy House

     The Sardy House is a Victorian mansion in the heart of Aspen that was built in 1892. There is also a separate Carriage House building on the property that was built in 1985. When the interior renovations are completed, the Sardy House will include:

•	a 9,000 square foot main Sardy House residence,

•	a 1,000 square foot Carriage House residence,

•	an 8-room Carriage House Inn, and

•	an outdoor heated pool, spa and sauna in a garden setting.

     The remodeled main residence will include:

•	a spacious master suite, two guest suites and four additional bedrooms, each with a private bath,

•	formal and informal living areas,

•	a library/business center,

•	a family kitchen with hearthside dining area,

•	a fully-equipped commercial style kitchen with capacity to serve 100 or more, and

•	a laundry, mudroom and workout room.

     The remodeled Carriage House residence will be a two-level suite with a private entrance to living room/kitchen/dining area on the first floor and a bedroom and sitting room on the second floor accessed by an antique spiral stair.

Exclusive Use Rights for the Sardy House

     A purchaser of a Sardy House, LLC limited liability company membership interest offered under this prospectus will have exclusive rights to occupy and use:

•	the main Sardy House residence for two weeks each year, and

•	the Carriage House residence for two weeks each year.

     The selection of exclusive weeks among the members each year will be conducted on an equitable rotation basis. While in residence, during their exclusive weeks, members will be provided with a housekeeping staff, personal concierge, a Land Rover Discovery vehicle, subject to insurance and licensing restrictions, and other amenities. In addition, members will be entitled to booking of rooms at the Carriage House Inn on a discounted basis.

The Offering

     In March 2003, we issued the membership interests offered under this prospectus to North and South Aspen, L.L.C. We entered into a registration rights agreement with North and South Aspen, L.L.C. under which we agreed to file a registration statement with the SEC with respect to resales of the membership interests.

Issuer	Sardy House, LLC

Securities Offered	Limited liability company membership interests.

Offering Price	The initial offering price for the membership interests is $ per membership interest. This price may be changed by North and South Aspen, L.L.C. at any time after . If the offering price is decreased it will be decreased for all purchasers, and if the offering price is increased it will be increased for all purchasers who have not as of that date executed subscription agreements.

Type of Offering	The offering will be conducted on a “best efforts, all or none” basis as to the minimum offering and on a “best efforts” basis as to additional membership interests up to the maximum offering. If a minimum of 7 membership interests, which is the minimum number to ensure complete repayment of the outstanding indebtedness on the Sardy House property, are not sold by , the offering will be terminated and all money received will be promptly returned to investors with interest. Until the minimum offering is achieved, all funds received from investors will be deposited into an interest-bearing escrow account, with interest to be credited toward the final purchase price.

Use of Proceeds	North and South Aspen, L.L.C. will receive any proceeds from the sale of the membership interests offered under this prospectus, subject to an agreement to first apply the proceeds to full repayment of the indebtedness on the Sardy House property of up to $4 million on which both North and South Aspen, L.L.C. and Sardy House, LLC are obligated and the Sardy House hotel property serves as collateral.

Trading	Our operating agreement provides that North and South Aspen, L.L.C. and we have a 3-year right of first refusal to purchase any membership interest to be transferred for value. In addition, there is no public trading market for the membership interests, and we do not expect any trading market for the membership interests to develop.

Taxation	We are currently a limited liability company owned by a single member, which is disregarded as an entity separate from its owner for U.S. federal income tax purposes. Upon the resale of the first membership interest, we will be treated as a partnership for U.S. federal income tax purposes. Accordingly, we will not be subject to federal income tax, and each member will be required to include in computing that member’s federal income tax liability that member’s allocable share of items of income, gain, loss, deduction and credit of Sardy House, LLC, regardless of the amount of any distributions made by Sardy House, LLC to that member. Your allocable deductions attributable to the residences will likely be subject to vacation home deduction limitations. We plan to make the optional basis election under Internal Revenue Code Section 754 to increase the depreciable basis of our assets for tax purposes to reflect the purchase price for the membership interests sold in this offering. We strongly urge you to consult your own tax advisors with respect to the United States federal, state, local and foreign tax consequences of purchasing, owning and disposing of the membership interests. See “Certain United States Federal Income Tax Considerations.”

North and South Aspen, L.L.C. and Other Affiliated Persons

     North and South Aspen, L.L.C., which is controlled by Frank S. Peters and Daniel D. Delano, owns all 25 of our outstanding membership interests which are being offered on a “best efforts” basis under this prospectus. To the extent that any membership interests remain unsold in this offering, North and South Aspen, L.L.C. will continue to hold the unsold interests and corresponding pro rata rights and obligations with respect to those interests, including pro rata rights to any distributions and pro rata obligations to make required capital contributions.

     We issued the 25 membership interests to North and South Aspen, L.L.C. in March 2003 in exchange for the transfer of the Sardy House hotel property to us. In connection with this transaction, we received real estate and related properties with an appraised fair value of $7.7 million as of February 7, 2003, subject to liabilities with a fair value of approximately $2 million. The properties are recorded on our balance sheet as of March 31, 2003 at a net tangible book value of $(288,411), which reflects the historical cost basis to North and South Aspen, L.L.C., as adjusted for accumulated depreciation and net of existing liabilities associated with the properties.

     The membership interests are being offered for resale by North and South Aspen, L.L.C. for $          per membership interest, or a total of $     . This price may be changed by North and South Aspen, L.L.C. at any time after      . North and South Aspen, L.L.C. as a selling security holder will receive any proceeds from sales of the interests, subject to an agreement to first apply the proceeds to full repayment of the indebtedness on the Sardy House property of up to $4 million on which both North and South Aspen, L.L.C. and Sardy House, LLC are obligated and the Sardy House property serves as collateral.

     North and South Aspen, L.L.C. intends to sell the membership interests through      , who will receive commissions of up to      % for each membership interest sold. The following table shows a comparison of the total compensation to be received by them with the total net proceeds from the sale of the membership interests:

Proceeds to
North and South
	Commissions	Aspen, L.L.C.

Per membership interest	$	$

Total minimum offering	$	$

Total maximum offering	$	$

     North and South Aspen, L.L.C. also anticipates that it will pay licensed real estate brokers that it engages commissions of      % of the gross proceeds from sales to investors to whom the real estate broker showed the property and referred to      . If a sale of a membership interest is to an investor that was referred by us or a real estate broker, the commission to      will be reduced by      % for that sale.

Risk Factors

     Investing in the membership interests involves significant risks. You should carefully consider all the information in this prospectus. In particular, you should evaluate the specific risk factors discussed in the “Risk Factors” section.

RISK FACTORS

     An investment in our membership interests involves significant risks. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors before deciding to purchase a membership interest. Some statements in this prospectus, including statements in the following risk factors, are forward-looking statements. Please refer to the “Cautionary Note About Forward-Looking Statements” section.

Risks Related to the Sardy House Property

The value of the Sardy House property depends on the value of real estate in Aspen, Colorado.

     The value of a membership interest in us is substantially dependent on the value of the Sardy House property, which is located in Aspen, Colorado. Aspen is a mountain resort community which is currently one of the most expensive residential and lodging real estate markets in the United States. Aspen’s local economy depends heavily on the vacation, travel, tourism and recreation industries, and the value of the Sardy House property depends largely on overall real estate values in Aspen and the values of comparable residential and lodging properties in Aspen. Those values, including the value of the Sardy House property, can be adversely affected by such factors as:

•	national and global economic recessions and downturns and corresponding declines in discretionary vacation, travel, tourism and recreational spending levels, as is currently being experienced in the Aspen hotel and tourism economy as a result of the current economic recession,

•	increases in interest rates and corresponding financing costs for the acquisition of real estate,

•	national and international airline travel downturns and restrictions, which can be affected by war and terrorist attacks, such as was experienced after the terrorist attacks on September 11, 2001 and the recent war in Iraq,

•	the accessibility and convenience of airline flights into the Aspen airport, which can be affected by severe winter weather,

•	overall weather patterns and natural conditions in Aspen and in Colorado, which was affected by drought conditions and major forest fires in other mountain areas during 2002, and the amount and timing of snow in Aspen during the ski season,

•	trends regarding the use of competing mountain and other resort facilities and areas, and the development of new resort facilities and areas both in the Aspen area and in other desirable resort locations,

•	demographic trends regarding vacation and recreational preferences for skiing and other mountain area activities, and

•	possible future changes in the currently restrictive Aspen zoning regulations which may make it easier for competing real estate projects to be developed which in turn may reduce the current premium prices paid for existing Aspen residences and lodging facilities.

     Although Aspen real estate prices have not declined significantly during the current recession in the national and Aspen’s local economy, we cannot assure you that real estate values in Aspen or the value of the Sardy House property will not decline in the future.

Operations of the Carriage House Inn may be affected by the same economy-related and other risk factors that affect Aspen real estate values.

     The 8-room Carriage House Inn will be available to the public as a small exclusive inn, and revenues from the Carriage House Inn are expected to partially offset the amount of required annual operating contributions by members to pay for the costs of staffing and maintaining the main Sardy House residence and the Carriage House residence. The Aspen hotel economy is particularly susceptible to periods of economic slowdown or recession or the public perception that a slowdown or recession may occur. After the terrorist attacks on September 11, 2001, Aspen’s spring and fall shoulder season business declined to the point that a majority of Aspen hotels and lodges closed for extended periods during the spring and/or fall. This current depressed level of hotel occupancy in the Aspen market is expected to continue until the economy improves. We cannot assure you that the operations of the Carriage House Inn will not be adversely affected by these and the other risk factors that affect Aspen real estate values as discussed above.

We face significant competition.

     We face significant competition locally with several other owners and operators of residence and lodging facilities within Aspen, including timeshare and fractional interest developments and other residence opportunities. Many of our competitors have greater financial and marketing resources that we do, and may improve their facilities, reduce their prices or expand or improve their marketing programs. Competing residence opportunities may offer different price and use structures and property amenities that potential purchasers may find attractive. In addition, if our local competitors offer lodging at rates below current market rates, the Carriage House Inn may lose potential guests or be forced to reduce its rates, which in turn could lead to higher required annual operating contributions by members.

     We also face significant competition on a broader scale with respect to residence, lodging and overall recreational opportunities at other mountain resort areas in Colorado and the world. If other resort areas become more popular and the demand for Aspen residence and lodging facilities declines, the value of our residences and the operations of the Carriage House Inn may be adversely affected.

Potential property losses may not be covered by insurance.

     We carry standard comprehensive liability and broad form property insurance for the Sardy House property, subject to customary deductibles and policy limits. We believe that the policy specifications and insured limits are appropriate given the relative risk of loss and cost of coverage. We do not carry insurance for generally uninsured losses such as loss from riots, war or acts of God. If we experience a catastrophic loss which is uninsured or which exceeds policy limits, we could lose the property.

We may experience unexpected delays for the current Sardy House renovations.

     Since 1985 the Sardy House property had been operated as a 20-room hotel, but the Sardy House and the separate Carriage House building are currently undergoing interior renovations to convert them into a main Sardy House residence, the Carriage House residence and the semi-private 8-room Carriage House Inn. This work is expected to be complete in late 2003. Although we do not currently expect any delays for the renovation project, we cannot assure you that the renovations will be completed on schedule. No part of the offering will close until the renovations are completed, so a delay in the completion of the renovations may delay a closing of the offering. If the renovations are not completed by March 31, 2004, we anticipate giving prospective purchasers with funds deposited into escrow the opportunity to withdraw their funds.

The future Carriage House Inn occupancy and operating results may differ from past results of the Carriage House.

     Although we expect that future Carriage House Inn occupancy and operating results will proportionately approximate past results of the Carriage House, the Carriage House is being renovated and will have different amenities. In addition, the full service Jack’s Restaurant in the Sardy House has been closed and will no longer be available to Carriage House guests. We expect that the renovations will have a positive impact on occupancy levels for the 8 rooms that will remain in the Carriage House Inn, but we cannot assure you that occupancy and operating results will not differ from past results of the Carriage House.

We may experience difficulties in maintaining housekeeping and other staff levels.

     The Aspen employment pool is affected by general and seasonal employment opportunities in Aspen and the surrounding mountain resorts, and the high cost of housing for employees in the area. In general, employers in resort areas tend to experience significant levels of employee turnover due in part to the seasonality of the economy in those areas and somewhat transient nature of the employee pool. During periods of economic growth, Aspen hotel and property owners have experienced difficulties in hiring suitable housekeeping and other staff employees for available positions. Although as a result of the economic downturn there is currently a good supply of employees in relation to the number of jobs available in Aspen, we cannot assure you that in the future we will not experience difficulties in maintaining housekeeping and other staff levels.

The Aspen and Denver airports may be closed during severe winter storms, which may occur during your exclusive week to use the Sardy House property.

     Aspen’s Sardy Field airport provides regular commercial airline shuttle service and Denver International Airport is a major international airport. Either of these airports, as well as alternate transportation into or out of Aspen, may be closed during severe winter storms for periods of generally up to a few days, such as the closure that occurred at Denver International Airport during the blizzard of March 2003. Such closures and other similar transportation delays may occur during your exclusive week to use the Sardy House property and prevent you from enjoying the property for the full week.

We currently depend on Frank S. Peters and Daniel D. Delano.

     Frank S. Peters and Daniel D. Delano were responsible for the original reconstruction of the Sardy House as a hotel and restaurant in 1985 and have managed its operations since that time. Mr. Peters and Mr. Delano are the principals of both North and South Aspen, L.L.C., which is currently our sole owner-member, and Block 66, LLC, our manager. Accordingly, we currently depend on the efforts of Mr. Peters and Mr. Delano. Although we have entered into a management agreement with Block 66, LLC through June 2006, we cannot assure you that the personal services of Mr. Peters and Mr. Delano will continue after the offering is completed or that replacing the manager can be accomplished on similar terms. The loss of the services of Mr. Peters and Mr. Delano could have an adverse effect on our operations.

Other interests by Mr. Peters and Mr. Delano may create conflicts of interest.

     North and South Aspen, L.L.C., which is controlled by Mr. Peters and Mr. Delano, will receive the proceeds from sales of our membership interests in this offering, subject to an agreement to first apply the proceeds from the closing of the minimum offering amount to full repayment of the indebtedness on the Sardy House property of up to $4 million on which both North and South Aspen, L.L.C. and Sardy House, LLC are obligated, the Sardy House property serves as collateral and which Mr. Peters and Mr. Delano have each personally guaranteed. Accordingly, Mr. Peters and Mr. Delano will receive substantial economic benefits from the sale of membership interests in this offering, and there may be an increased incentive to obtain satisfaction of the minimum offering conditions to relieve their personal debt obligations.

     North and South Aspen, L.L.C. also owns the 19-room Hotel Lenado in Aspen which is located one block from the Sardy House. Accordingly, the Hotel Lenado will compete with the 8-room Carriage House Inn for lodging guests. In addition, Mr. Peters and Mr. Delano may in the future engage in other real estate ventures in the Aspen area, which may compete with the Carriage House Inn and/or the other features of the Sardy House.

     Block 66, LLC, which is controlled by Mr. Peters and Mr. Delano, is currently our manager and is compensated under a management agreement for a basic business management fee of $1,000 per month. During the current interior renovations construction of the Sardy House property, Block 66, LLC will act as the construction manager and charge us for the services of Mr. Peters and Mr. Delano at the rate of $75 per hour. After completion of the renovations, Block 66, LLC will receive, along with the basic business management fee of $1,000 per month, additional basic property management fees of $1,667 per month for management of the two residences and $2,083 per month for management of the 8-room Carriage House Inn. Block 66, LLC will also receive a fee of 10% of the room and other guest charges of the Carriage House Inn and incentive fees of an additional 10% of any room and other guest charges above those projected in our annual operating budget. Block 66, LLC will be the exclusive rental agent for rental of the two residences when members choose to have their exclusive weeks in the residences marketed for rental. 40% of any gross rental revenue of the residences, excluding taxes and incidental charges, will be paid to Block 66, LLC, and Block 66, LLC will pay all housekeeping fees and commissions associated with the rental.

     As a result of these transactions and relationships, conflicts of interest may exist between Mr. Peters and Mr. Delano and us. We cannot assure you that conflicts of interest will always be resolved in our favor.

Any future development and renovation of the Sardy House property may be subject to strict local regulations.

     Local authorities extensively and strictly regulate the development and renovation of property in Aspen. The regulations are under constant political scrutiny for amendment or expansion and enforcement, and noncompliance with regulations may lead to substantial penalties. We have obtained the necessary local permits and approvals for the current Sardy House renovation, but we cannot assure you that any future development and renovation desired by the members will be permitted under local regulations.

Risks Related to this Offering

The total offering price may exceed the fair value of the Sardy House property.

     The determination of the initial offering price for the membership interests of $          per membership interest, or a total of $     , has been determined by North and South Aspen, L.L.C. primarily based on prices of comparable properties in the Aspen market. The offering price is subject to change after      . Although an appraisal was obtained in connection with obtaining the construction loan agreement, there were no arm’s length negotiations with respect to our organization transactions whereby North and South Aspen, L.L.C. contributed the Sardy House property to us, and our balance sheet as of March 31, 2003 reflects negative equity as result of the liabilities associated with the Sardy House property exceeding the historical cost basis of the property to North and South Aspen, L.L.C., as adjusted for depreciation since 1985. We cannot assure you that the total offering price will not exceed the fair value of the Sardy House property. See “Determination of Offering Price.”

We may not be able to sell all of the membership interests being offered.

     This is a “best efforts” offering, which means that no one is guaranteeing that any amount of membership interests will be sold. Although this is also a “best efforts, all or none” offering as to the minimum number of membership interests that need to be sold in order to ensure that sufficient proceeds are received to completely repay our outstanding construction loan agreement debt, we may not be able to sell of the 25 membership interests being offered. If the minimum offering is completed but the maximum offering is not, North and South Aspen, L.L.C. may continue to hold a significant block of membership interests which enables it to continue to exercise effective control over us.

The offering price for a membership interest is subject to change, and if the offering price is increased later purchasers will pay more than earlier purchasers.

     The initial offering price for the membership interests is $      per membership interest, but is subject to change after      . If the offering price is increased it will be increased for all purchasers who have not as of that date executed subscription agreements. Accordingly, if the offering price is increased later purchasers in the offering will pay more for their membership interests than earlier purchasers.

Purchasers of membership interests will experience immediate and substantial dilution.

     As of March 31, 2003, we had a net tangible book value of $     , which reflect the historical cost basis of the Sardy House hotel property to North and South Aspen, L.L.C. as adjusted for accumulated depreciation and net of existing liabilities associated with the property. This is less than the total offering price. Therefore, the purchasers of our membership interests offered under this prospectus will experience immediate and substantial dilution of $          per membership interest.

You will not have the use of your membership interest subscription funds while they are held in escrow.

     Membership interest subscription funds will be accepted beginning in      , 2003. Those funds will be held in an interest-bearing escrow account until the closing of the minimum offering scheduled for January 2, 2004, with interest to be credited toward the final purchase price. You will not have the use of those funds during that time. However, if the minimum number of membership interests are not sold, we will refund your subscription funds with interest.

Risks Related to our Membership Interests

Our operating agreement restricts your ability to sell a membership interest.

     Our operating agreement provides for certain restrictions on the transfer of membership interests, including a provision whereby North and South Aspen, L.L.C. and us have a right of first refusal to purchase any membership interest to be transferred for value. This right of first refusal has an initial term of 3 years and may be renewed for successive terms as determined by the members by a majority vote of the membership interests before the expiration of the term, as renewed. After the initial term of the right of first refusal, the right will be held solely by us. This right of first refusal may have the effect of making it more difficult for you to obtain an offer to purchase your membership interests on the terms and conditions that you may desire.

There is no public trading market for the membership interests, and we do not expect any trading market for the interests to develop.

     The membership interests are a new issue of securities for which there is no public trading market. We do not expect any trading market for the membership interests to develop, and thus your ability to sell a membership interest may be limited. Accordingly, you may be required to bear the financial risk of an investment in a membership interest for an indefinite period of time.

You will not always receive your highest preference for exclusive weeks to use the Sardy House property, and some of your exclusive weeks will at times fall outside of Aspen’s skiing and summer seasons.

     A purchaser of a membership interest will have exclusive rights to occupy and use the main Sardy House residence for two weeks each year and the Carriage House residence for two weeks each year. Our operating agreement provides for a rotational selection system to determine each member’s exclusive weeks whereby members will fill out two selection sheets, one for each residence, numbering weeks of the upcoming year in order of preference from No. 1 through No. 50. Members will be assigned their highest available preference in each round of the annual exclusive week draw. There are generally 20 weeks in the Aspen alpine ski season and about 12 weeks of Aspen summer, with 6 or 7 weeks of Indian summer in the fall. The selection system is designed to be mathematically equitable and therefore in some years a member’s selected exclusive weeks will fall lower in order of preference than in other years.

We may not be able to rent our your exclusive weeks if you choose not to use them.

     If a member chooses not to use the member’s exclusive weeks, the member may notify the manager that the member desires to rent out his or her exclusive week. However, we cannot assure you that we will always be able to rent out your exclusive weeks if you choose not to use them. The management agreement provides that if your exclusive week is successfully rented you will receive 60% of the gross rental revenue, excluding taxes and incidental charges.

Operating contributions required from each member may increase.

     Our operating agreement provides that members will be required to make annual operating contributions to cover the expenses of maintaining the Sardy House property. Our current budgets for 2004 and 2005 contemplate an annual required contribution from each owner-member of $19,500. These annual operating contributions are subject to increase if Sardy House operating costs increase, which could result from increased energy and labor costs, property taxes, utilities, repairs and maintenance, insurance, staffing and supplies that we may not be able to offset through higher revenues from increased room rates at the Carriage House Inn. In addition, revenues from the Carriage House Inn may be lower than expected due to decreased occupancy levels, which could result in an increase in annual operating contributions. Further, the per membership interest amount of operating costs that each active member pays through operating contributions may increase if other members default and fail to pay their share of the operating costs.

If you do not make a required operating contribution, you will be denied your rights to exclusive use of the Sardy House property.

     Our operating agreement provides that, if a member fails to make when due any required operating capital contribution, the Manager may withhold your use of a residence during an exclusive week and may prohibit you from making a selection of future exclusive weeks. Further, upon failure to make an operating capital contribution, any of the other members may make the additional capital contribution of the defaulting member, which will be treated as a loan by the lending member or members to the defaulting member. The loan will be a demand loan and will bear interest at 18% per year compounded annually. As long as a demand loan has not been repaid in full, the defaulting member will not be entitled to exclusive use of the Sardy House property or any of the other benefits or privileges of being a member.

You should consider the United States federal income tax consequences of owning a membership interest.

     For U.S. federal income tax purposes, we will be treated as a partnership. Accordingly, members will allocated for their personal income tax reporting the pro rata share of any taxable income or loss generated by the Carriage House Inn. The main Sardy House residence and the Carriage House residence will be considered vacation homes shared by the members, and expenses related to the residences will only be tax-deductible to the extent vacation home expenses are deductible. Our operating agreement does not provide for any required distributions in the event that a member incurs any tax liability as a result of our operations.

     Prospective purchasers are urged to consult their own tax advisors as to the United States federal, state and other tax consequences of acquiring, owning and disposing of a membership interest. See “Certain United States Federal Income Tax Considerations.”

Mr. Peters and Mr. Delano control us.

     Mr. Peters and Mr. Delano control North and South Aspen, L.L.C., which owns all 25 of our outstanding membership interests. Accordingly, Mr. Peters and Mr. Delano control us. Our operating agreement provides for approval of some operating decisions, such as ratification/rejection of the annual operations budget and the election or removal of a manager, by a majority vote of the membership interests. Other decisions, such as an amendment to our articles of organization or operating agreement, require a two-thirds vote of the membership interests. Until a majority of the 25 membership interests are sold, Mr. Peters and Mr. Delano will continue to control us and may continue to effectively control us after that time as long as North and South Aspen, L.L.C. holds a significant block of membership interests and the other members do not act together.

We may not be able to make distributions on our membership interests at expected levels.

     Our operating budgets for 2004 and 2005 contemplate that annual operating contributions for those years will be required from each member in the amount of $19,500, assuming that all 25 membership interests are sold. If actual operating expenses and Carriage House Inn revenues approximate budgeted expenses and revenues for those years, we expect to make year end distributions to each member of approximately $3,000 in December 2004 and approximately $4,000 in December 2005. However, the payment of future distributions will depend on our revenues and expenses, repair and maintenance requirements, the payment by members of their required operating contributions, financial condition and other factors. Accordingly, we may never pay distributions, even to enable members to pay tax on their allocable portion of any taxable income that we may generate.

Your membership interest can be purchased by us if your continued membership is detrimental to the interests of the other members and us as a whole.

     Our operating agreement provides that each member agrees to sell the member’s membership interests to us, including the exclusive right to the use and occupancy of the residences, when the members by a two-thirds vote of the membership interests have determined that the continued membership by that member is detrimental to the interests of the other members and us as a whole.

     The operating agreement expressly contemplates that the right reserved by us to purchase the membership interest of a member will be exercised only in rare and extraordinary cases such as abusive behavior of the member toward our staff, use of our facilities to commit criminal acts or the commission of criminal acts on our property and facilities, or repeated failure of the member to make when due any additional required capital contributions.

We cannot assure you that no one may attempt to assert a claim against a member based on the member’s use of our property in a manner which causes a loss or liability.

     We are a limited liability company and under the Colorado Limited Liability Company Act members are not personally liable for our debts, obligations and liabilities. However, members will be using our property during their exclusive weeks in their personal discretion, and we cannot assure you that no one may attempt to assert a claim against a member in that member’s personal capacity based on that member’s use of our property in a manner which causes a loss or liability.

DETERMINATION OF OFFERING PRICE

     The initial offering price for the 25 membership interests of $      per membership interest, or a total of $ million, has been determined by North and South Aspen, L.L.C. primarily based on prices of comparable properties in the Aspen, Colorado market. The offering price is subject to change after      . If the offering price is decreased it will be decreased for all purchasers, and if the offering price is increased it will be increased for all purchasers who have not as of that date executed a subscription agreement. In connection with obtaining the construction loan agreement with WestStar Bank in March 2003 to finance the renovation and refurnishing of the Sardy House, an appraisal was performed by Rocky Mountain Valuation Specialists LLC for purposes of determining the value of the Sardy House hotel property as is and as renovated. Subject to the limitations and qualifications contained in their summary appraisal report dated March 5, 2003, in the opinion of the appraiser the market value of the property as of February 7, 2003 in its condition as a 20-room bed and breakfast hotel property with restaurant was $7.7 million, and the prospective market value of the property with the renovations completed for conversion into a large single family residence would be $14.3 million as of December 1, 2003. This appraisal as well as other current Aspen real estate market developments and conditions were the primary factors that were considered in determining the offering price.

     There is no public trading market for the membership interests, and we do not expect any trading market for the membership interests to develop. In addition, there are limitations on the transferability of the membership interests under our operating agreement. We cannot assure you that you will be able to resell a membership interest at a price equal to or above your purchase price.

DILUTION

     On March 21, 2003, we issued the 25 units of our limited liability company membership interests offered under this prospectus to North and South Aspen, L.L.C. in exchange for the transfer of the Sardy House hotel property to us. In connection with this transaction, we received real estate and related properties with an appraised fair value of $7.7 million as of February 7, 2003, subject to liabilities with a fair value of approximately $2 million. Therefore, the fair value cost of the 25 membership interests to North and South Aspen, L.L.C. was approximately $228,000 per membership interest. The properties are recorded on our balance sheet as of March 31, 2003 at a net tangible book value of $(288,411), which reflects the historical cost basis to North and South Aspen, L.L.C., as adjusted for accumulated depreciation and net of existing liabilities associated with the properties.

     North and South Aspen, L.L.C. is offering the 25 membership interests under this prospectus for an initial price of $          per membership interest, or a total of $ million. This price may be changed by North and South Aspen, L.L.C. at any time after      . If the offering price is decreased it will be decreased for all purchasers, and if the offering price is increased it will be increased for all purchasers who have not as of that date executed subscription agreements. Therefore, purchasers of the membership interests offered under this prospectus will pay a significantly higher price than the effective cost of the interests to North and South Aspen, L.L.C., and experience immediate and substantial dilution of the net tangible book value of their membership interests from the public offering price.

     We will not directly receive any of the proceeds from the sale of our membership interests offered by North and South Aspen, L.L.C. under this prospectus. However, under a registration rights agreement between us and North and South Aspen, L.L.C., the proceeds to be received by North and South Aspen, L.L.C. from the sale of the interests must first be used to repay the outstanding debt to WestStar Bank of up to $4 million under the construction loan agreement. The offering is being conducted on a “best efforts” basis and is subject to a minimum condition that at least 7 membership interests must be sold in order to ensure that the debt is completely repaid. Since all net proceeds after the minimum condition is satisfied and the debt is repaid will be retained by North and South Aspen, L.L.C., the immediate dilution experienced by the initial investors will increase as additional membership interests are sold in the offering.

     The following table illustrates the per membership interest dilution, assuming that the minimum of 7 membership interests are sold and assuming that the maximum of all 25 membership interests are ultimately sold:

	Minimum		Maximum

Public offering price per membership interest		$(1)		$(1)

Pro forma net tangible book value per membership interest before the offering as of March 31, 2003		(2)		(2)

Increase in net tangible book value per membership interest attributable to new investors		(3)		(3)
Pro forma net tangible book value per membership interest after the offering		(4)		(4)
Dilution per membership interest to new investors	$		$

(1)	Subject to change by North and South Aspen, L.L.C. after .

(2)	Net tangible book value per membership interest before this offering is determined by dividing our net tangible book value (total tangible assets less total liabilities), as adjusted to give pro forma effect to the expected hotel renovation costs and resulting increase in liabilities, by the number of outstanding units of our membership interests, which will be 25 both before and after the offering.

(3)	Attributable to the application of the net proceeds from this offering to the repayment of all of the outstanding debt to WestStar Bank under the construction loan agreement.

(4)	Based on the pro forma net tangible book value per membership interest before the offering as of March 31, 2003, as adjusted to give pro forma effect to the application of the proceeds to the repayment of all of the outstanding debt to WestStar Bank under the construction loan agreement.

USE OF PROCEEDS

     We will not directly receive any of the proceeds from the sale of the membership interests offered by North and South Aspen, L.L.C. under this prospectus. However, under a registration rights agreement between us and North and South Aspen, L.L.C., the proceeds to be received by North and South Aspen, L.L.C. from the sale of the interests must first be used to repay the outstanding debt to WestStar Bank of up to $4 million under the construction loan agreement for the renovation and refurnishing of the Sardy House property to convert it from a hotel into a private residence and semi-private inn. Both we and North and South Aspen, L.L.C. are obligated to repay the debt and the Sardy House property serves as collateral to secure repayment of the debt. The offering is being conducted on a “best efforts” basis and is subject to a minimum condition that at least 7 membership interests must be sold in order to ensure that the debt is completely repaid. Once the debt is completely repaid, North and South Aspen, L.L.C. will retain any additional net proceeds from the offering and we will not receive any benefits from those proceeds.

     As of March 31, 2003, $2,091,795 was outstanding under the construction loan agreement, essentially all of which was outstanding with WestStar Bank before the commencement of renovations of the Sardy House property and was included in the construction loan agreement. This pre-existing indebtedness relates to the earlier renovation of the Sardy House into a hotel which opened in 1985. Additional amounts to be borrowed under the construction loan agreement and repaid from the proceeds of the offering will be used to complete the renovations to the Sardy House property. The construction loan agreement has a maturity date of April 30, 2006.

     The construction loan agreement requires 18 consecutive monthly interest payments beginning April 30, 2003, with interest calculated on the unpaid principal balances at a floating interest rate based on the WestStar Bank base rate (currently 5.25%), and one principal and interest payment of $3,909,797 due on April 30, 2006. The minimum and maximum interest rates allowed under this loan are 7% and 21%.

     North and South Aspen, L.L.C. will pay the expenses for the registration of the membership interests, which we estimate will be approximately $175,000, by making a capital contribution to us sufficient to pay for such expenses. North and South Aspen, L.L.C. will pay the expenses of the sale of the membership interests.

DISTRIBUTION POLICY

     Our operating budgets for 2004 and 2005 contemplate that annual operating contributions for those years will be required from each member in the amount of $19,500, assuming that all 25 membership interests are sold. If actual operating expenses and Carriage House Inn revenues approximate budgeted expenses and revenues for those years, we expect to make year end distributions to each member of approximately $3,000 in December 2004 and approximately $4,000 in December 2005. The payment of future distributions will depend on our revenues and expenses, repair and maintenance requirements, the payment by members of their required operating contributions, financial condition and other factors. Accordingly, we may never pay distributions, even to enable members to pay tax on their allocable portion of any taxable income that we may generate.

PLAN OF OPERATION

Overview

     We are a development stage company that was formed in February 2003. In March 2003 we acquired the Sardy House hotel property in Aspen, Colorado from North and South Aspen, L.L.C. in exchange for the issuance to North and South Aspen, L.L.C. of 25 of our limited liability company membership interests. The Sardy House is a Victorian mansion that was built in 1892, and there is also a separate Carriage House building on the property that was built in 1985.

     Since 1985 the Sardy House has been operated as a 20-room hotel with a restaurant, but those operations were discontinued in March 2003 when the Sardy House was closed for interior renovations to the buildings to convert them for our planned operation of the Sardy House property as two private residences for exclusive use by up to 25 members and a semi-private 8-room Carriage House Inn. Those renovations are scheduled to be completed in late 2003.

Plan of Operation

     The 25 membership interests issued to North and South Aspen, L.L.C. are being offered for sale under this prospectus, and a purchaser of a membership interest will have exclusive rights to occupy and use:

•	the 9,000 square foot main Sardy House residence for two weeks each year, and

•	the 1,000 square foot Carriage House residence for two weeks each year.

In addition, members will be entitled to booking of rooms at the Carriage House Inn on a discounted basis. There will be no restaurant operations.

     The costs and expenses of the planned operation are expected to include staff and housekeeping payroll, laundry and linen, repairs and maintenance, utilities, management fees, insurance and property taxes. These expenses will be partially offset by revenues from the rental of rooms at the Carriage House Inn, and members will be required under the provisions of our operating agreement to contribute to us an annual operating contribution to make up any projected or actual operating deficit and to provide reserves for repairs or replacements. The annual operating contribution will be based on the operations budget annually prepared by the manager and delivered to the members. Operating contributions may also be requested in a month where our revenues or receipts are insufficient to cover operating expenses, and members may also be required to contribute to us additional capital contributions to pay for expenses of any construction, reconstruction, structural repair or replacement of our property, as approved by the members by a two-thirds vote of the membership interests.

     Our manager has prepared operating budgets for 2004 and 2005, which show our projected revenues, expenses and cash flows for those years. Those budgets contemplate an annual contribution from each member of $19,500 per membership interest. If annual budget goals are realized, each member will receive annual capital distributions in cash of $3,000 in December 2004 and $4,000 in December 2005. The draft operating budget for 2005 and future years will, as provided in our operating agreement, be reviewed and approved by an advisory committee appointed by the members and then revised by the manager after consideration of the advisory committee’s recommendations.

     Before the Sardy House was closed for the renovations, North and South Aspen, L.L.C. had approximately 24 employees for the hotel and restaurant operations. When the renovations are complete and the new operation begins, we plan on having a staff for the two residences and Carriage House Inn of 10 employees provided under a management agreement with Block 66, LLC, our manager.

Liquidity and Capital Resources

     To finance the renovations and refurnishings, on March 28, 2003 we entered into a construction loan agreement with WestStar Bank in Aspen, along with North and South Aspen, L.L.C. as a co-borrower. Under the construction loan agreement, the maximum loan amount is $4 million and there was $2,091,795 outstanding as of March 31, 2003, essentially all of which represented prior indebtedness associated with the Sardy House property that was outstanding with WestStar Bank before the renovations began and was included in the construction loan agreement. The agreement has a maturity date of April 30, 2006.

     The construction loan agreement requires 18 consecutive monthly interest payments beginning April 30, 2003, with interest calculated on the unpaid principal balances at a floating interest rate based on the WestStar Bank base rate (currently 5.25%), and one principal and interest payment of $3,909,797 due on April 30, 2006. The minimum and maximum interest rates allowed under this loan are 7% and 21%. We must comply with certain covenants including restrictions on additional indebtedness. If a sufficient number of membership interests to generate a total of $4.5 million in proceeds are not sold by March 1, 2005, we must list the property for sale as a single-family residence or repay the loan in full.

     Repayment of the borrowings under the construction loan agreement is secured by a mortgage on the Sardy House property, and personally guaranteed by Frank S. Peters and Daniel D. Delano, who control North and South Aspen, L.L.C.

     Although North and South Aspen, L.L.C. will receive the proceeds from the sale of the membership interests offered under this prospectus, North and South Aspen, L.L.C. has agreed to apply the first proceeds from the closing of the required minimum offering amount to complete repayment of all outstanding indebtedness under the construction loan agreement when the renovations and refurnishings are complete. Therefore, we will not have any outstanding long-term debt when new members are admitted and the planned operation begins.

     We do not expect to need any additional financing within the next 12 months other than what is available to us under the construction loan agreement. Through that agreement and the required operating contributions from members we expect to have funds to cover our costs and expenses and begin and continue the planned operation. If the minimum offering is completed but not all 25 membership interests are sold, North and South Aspen, L.L.C. as a continuing owner of membership interests will be responsible for its pro rata share of the required operating contributions for the membership interests that it continues to own. North and South Aspen, L.L.C. may endeavor to rent out its exclusive weeks in order to satisfy this obligation, but its obligation to pay the required operating contributions will not be subject to receiving any rental revenues for its exclusive weeks.

GENERAL INFORMATION ABOUT SARDY HOUSE, LLC

Organization

     Our name is Sardy House, LLC and we are a limited liability company organized under the laws of the State of Colorado. Our articles of organization were filed with the Colorado Secretary of State and became effective on February 4, 2003. Our operating agreement was executed and became effective on March 21, 2003. Our operating agreement was amended on May 20, 2003.

     As permitted under the Colorado Limited Liability Company Act and indicated in our articles of organization and operating agreement, the management of us is vested in our manager rather than the members.

Purpose and Duration

     Our operating agreement provides that the primary purpose of our business is to own, develop and operate the main Sardy House residence and the Carriage House residence for the use and benefit of the members and to market, lease and operate the residences, the Carriage House Inn and related property for use by the general public. Our operating agreement also provides that our duration will continue until there is a dissolution of us by a two-thirds vote of the membership interests or a termination of substantially all of our activities or a sale of substantially all of our property.

Meetings of Members

     Our operating agreement provides that one regular meeting must be called annually by the manager to ratify the operations budget approved by our advisory committee. Otherwise, regular meetings of the members are not required. Meetings of the members may be called by the manager and must be called by the manager upon the request of members holding 10% or more of the membership interests.

Founders

     We were founded and organized by Frank S. Peters, our president, and Daniel D. Delano, our secretary and treasurer. Mr. Peters and Mr. Delano were responsible for the original reconstruction of the Sardy House as a hotel and restaurant in 1985 and have managed its operations since that time. Mr. Peters and Mr. Delano control North and South Aspen, L.L.C., which contributed the Sardy House property to us in March 2003 and which holds all 25 of our outstanding membership interests being offered under this prospectus. North and South Aspen, L.L.C. also owns and manages the 19-room Hotel Lenado in Aspen. Mr. Peters and Mr. Delano also control Block 66, LLC, our manager under a management agreement with an initial term until June 30, 2006.

Policies

     Except with respect to and in connection with the acquisition, renovation and operation of the Sardy House property and the financing of the current interior renovation project under the construction loan agreement as described in this prospectus, we do not have any plans to engage in any of the following activities and neither we nor North and South Aspen, L.L.C. have engaged in such activities during the past three years:

•	issue senior securities,

•	borrow money,

•	make loans to other persons,

•	invest in the securities of other issuers for the purpose of exercising control,

•	underwrite securities of other issuers,

•	engage in the purchase and sale (or turnover) of investments,

•	offer securities in exchange for property, or

•	repurchase or otherwise reacquire our membership interests or other securities.

     We do not plan to make any investments in real estate or interests in real estate other than with respect to the Sardy House property. In addition, we do not plan to make any investments in real estate mortgages, securities of or interests in persons primarily engaged in real estate activities, or investments in other securities.

     We plan to provide annual reports to members in connection with the process for approval of the annual operating budget by the members as required by our operating agreement. We do not anticipate that such reports will contain financial statements certified by an independent public accountant.

     Although our manager is vested with the power to manage our day to day operations, we do not anticipate any changes to the above plans without a vote of our members since our operating agreement provides that the primary purpose of our business is to own, develop and operate the main Sardy House residence and the Carriage House residence for the use and benefit of the members and to market, lease and operate the residences, the Carriage House Inn and related property for use by the general public.

     Our operating agreement provides that the manager may engage in other business activities and is obligated to devote only as much of its time to our business as reasonably required in light of our business and objectives. In addition, the operating agreement provides that the manager is not obligated to present any particular investment opportunity to us even if the opportunity is of a character which if presented to us could be taken by us, and the manager has the right to take for its own account, for the account of other business entities of which it is an owner, or to recommend to others any particular investment opportunity.

     Our operating agreement also provides that subject to the delegation of duties to the manager in the operating agreement, no member may engage in any activity which pertains to the use, ownership or leasing of the residences or providing residence services. Otherwise, any member or any partner, member, owner, officer, director, employee, shareholder or other person holding a legal and beneficial interest in a member may engage in or possess an interest in other business ventures of every nature and description, and neither we nor any other member will have a right under the operating agreement in or to such independent ventures or to the income or gain derived from the ventures.

DESCRIPTION OF SARDY HOUSE PROPERTY

Location and General Description

     The Sardy House property is located at 128 East Main Street in Aspen, Colorado. The Sardy House is a distinctive Victorian mansion built in 1892, and there is also a separate Carriage House building on the property that was built in 1985. Since 1985 the property has been operated as a 20-room hotel, but the buildings are currently undergoing interior renovations to convert them into two private residences and semi-private inn. This work is expected to be complete in late 2003. The renovated property will include the following:

•	9,000 square foot main Sardy House residence,

•	1,000 square foot Carriage House residence,

•	8-room Carriage House Inn, and

•	outdoor pool, spa and sauna.

     These improvements are situated on the landscaped grounds of a 17,400 square foot lot at the northwest corner of Main Street and Aspen Street in Aspen, opposite Paepcke Park. The grounds feature a spacious lawn and patio, flower beds and an herb garden, and there are five mature Colorado blue spruce, including the 90-foot Sardy House Christmas Tree.

The Main Sardy House Residence

     The historic Victorian brick main Sardy House residence will have a 700 square foot master suite including his-and-her bathrooms, two additional guest suites and four guest bedrooms, all with private baths. Living space will include a family kitchen and dining room with wood burning fireplace, two media rooms, a living room with gas fireplace and a spacious formal dining room, an executive office/library with wet bar and private entrance. In the basement of the residence is a laundry room and wine storage and a manager’s office.

The Carriage House Residence

     Separated from the main Sardy House residence by a brick-paved courtyard, but accessible by an enclosed bridge when desired, is the Carriage House building. The Carriage House building is a brick and wood frame structure of approximately 6,300 square feet, exclusive of covered parking on the ground level. At the east end of this building is the Carriage House residence. This two-level residence will have a private doorway just off North Aspen Street, entering into a ground floor dining/living room and kitchen. Up an antique spiral stair will be the master bedroom and bath and a separate sitting/dressing room and second bath. The upper floor of the Carriage House residence will also have a doorway to access, when desired, the interior stair and hallways of the Carriage House Inn.

The Carriage House Inn

     The Carriage House Inn will feature just 8 guest rooms, 3 on the second floor and 5 on the third floor. Guests of the Inn will be offered continental breakfast in the West End Room, which is on the courtyard off the pool. In the basement of the building will be storage space and a caretaker’s apartment.

Title and Liens

     We hold fee simple title to the Sardy House property. The property is currently subject to a deed of trust in favor of WestStar Bank to secure the repayment of the indebtedness of us and North and South Aspen, L.L.C. to WestStar Bank under the construction loan agreement entered into in March 2003 to finance the current interior renovations and refurnishings of the Sardy House. Under the construction loan agreement, the maximum loan amount is $4 million and there was $2,091,795 outstanding as of March 31, 2003, essentially all of which represented prior indebtedness associated with the Sardy House property that was outstanding with WestStar Bank before the renovations began and was included in the construction loan agreement. The estimated cost of the renovations and refurnishings is under $2 million. The agreement has a maturity date of April 30, 2006.

     The construction loan agreement requires 18 consecutive monthly interest payments beginning April 30, 2003, with interest calculated on the unpaid principal balances at a floating interest rate based on the WestStar Bank base rate (currently 5.25%), and one principal and interest payment of $3,909,797 due on April 30, 2006. The minimum and maximum interest rates allowed under this loan are 7% and 21%.

     Although North and South Aspen, L.L.C. will receive the proceeds from the sale of the membership interests offered under this prospectus, North and South Aspen, L.L.C. has agreed to apply the first proceeds from the closing of the required minimum offering amount to complete repayment of all outstanding indebtedness under the construction loan agreement when the renovations and refurnishings are complete. Upon completion of the minimum offering and payment of our construction loan with WestStar Bank, we will obtain an ALTA form owner’s policy of title insurance on the residential value of the property, subject to matters of record, to confirm that the property is free and clear of the WestStar Bank deed of trust and other monetary liens and security interests.

Competition

     We face significant competition locally with several other owners and operators of residence and lodging facilities within Aspen, including timeshare and fractional interest developments and other residence opportunities. Many of our competitors have greater financial and marketing resources that we do, and may improve their facilities, reduce their prices or expand or improve their marketing programs. Competing residence opportunities may offer different price and use structures and property amenities that potential purchasers may find attractive. In addition, local competitors may offer lodging at rates below current market rates.

     We also face significant competition on a broader scale with respect to residence, lodging and overall recreational opportunities at other mountain resort areas in Colorado and the world.

Insurance

     We carry standard comprehensive liability and broad form property insurance for the Sardy House property, subject to customary deductibles and policy limits. We believe that the policy specifications and insured limits are appropriate given the relative risk of loss and cost of coverage. We do not carry insurance for generally uninsured losses such as loss from riots, war or acts of God. In the opinion of management, the Sardy House property is adequately covered by insurance.

Operating Data

     The occupancy rates for the Sardy House hotel and the Carriage House rooms for each of the last 5 years are as follows:

	Sardy House Hotel	Carriage House Rooms

1998	53.4%	56.2%
1999	48.2%	52.1%
2000	44.5%	47.8%
2001	46.3%	48.2%
2002	41.3%	46.0%

     The average daily and weekly room rates for the Sardy House hotel and the Carriage House rooms for each of the last 5 years is as follows:

	Sardy House Hotel	Carriage House Rooms

1998	$259.40	$233.20
1999	283.00	253.30
2000	290.20	259.50
2001	251.30	220.20
2002	258.60	229.00

     We take depreciation deductions on components of the Sardy House property as follows:

	Buildings and	Furniture
	Improvements	and Fixtures

Current U.S. federal income tax basis	$897,259(1)	$22,743(1)
Depreciable lives	15-31.5 years	5-7 years

(1) We plan to make the optional basis election under Internal Revenue Code Section 754 to increase the depreciable basis of our assets for tax purposes to reflect the purchase price for the membership interests sold in this offering.

     The rates and methods used for computing depreciation deductions for building and improvements and furniture and fixtures vary based on the accelerated lost recovery deduction rates and methods allowable under tax law of the various times that properties included in those component categories were placed in service.

     The realty tax rate, annual realty taxes and estimated taxes on the proposed improvements to the Sardy House property consisting of the current interior renovations construction are as follows:

Realty tax rate: net mill levy 29.684 Annual realty taxes: $34,433.44 Estimated taxes: $36,000 – 2003; $40,000 – 2004

     Commercial property is assessed at 29% of value and residential property is projected to be assessed at 9% of value in 2003.

Floor Plans for Renovated Property

     The following pages set forth the architect’s drawings of the floor plans for the renovated main Sardy House residence and the Carriage House.

HARRY **TEAGUE** ARCHITECTS 412 N. Mill Street Aspen, Colorado 970.925.2556

dining/ kitchen
hall
commercial kitchen
office/ library
foyer
bath
bar
bedroom
parlor
foyer
formal dining
porch
2'
6'
10'
14'
20'
north

MAIN LEVEL PLAN

THE SARDY HOUSE
ASPEN

HARRY **TEAGUE** ARCHITECTS 412 N. Mill Street Aspen, Colorado 970.925.2556

bedroom
bath
parlor
bathroom
hall
porch
DN
UP
2'
6'
10'
14'
20'
north

SECOND LEVEL PLAN

THE SARDY HOUSE
ASPEN

HARRY **TEAGUE** ARCHITECTS 412 N. Mill Street Aspen, Colorado 970.925.2556

bedroom
exercise
bath
DN
DN
attic
bath
media room
2'
6'
10'
14'
20'
north

THIRD LEVEL PLAN

THE SARDY HOUSE
ASPEN

HARRY **TEAGUE** ARCHITECTS 412 N. Mill Street Aspen, Colorado 970.925.2556

women
men
vault
bath
storage
hallway
laundry/ lockers
office
office/ storage
window well
mechanical room
UP
2'
6'
10'
14'
20'
north

LOWER LEVEL PLAN

THE SARDY HOUSE
ASPEN

HARRY **TEAGUE** ARCHITECTS 412 N. Mill Street Aspen, Colorado 970.925.2556

THIRD LEVEL PLAN

SECOND LEVEL PLAN

GROUND LEVEL PLAN

LOWER LEVEL PLAN

THE CARRIAGE HOUSE

THE SARDY HOUSE
ASPEN

The two-bedroom unit in the basement of the Carriage House is an apartment for on-site staff.

DESCRIPTION OF CONSTRUCTION LOAN AGREEMENT

     On March 28, 2003, we entered into a construction loan agreement with WestStar Bank in Aspen, Colorado, along with North and South Aspen, L.L.C. as a co-borrower, to finance the interior renovations and refurnishings of the Sardy House hotel into two private residences and semi-private inn. Under the construction loan agreement, the maximum loan amount is $4 million. The agreement has a maturity date of April 30, 2006. We must comply with certain covenants including restrictions on additional indebtedness. If a sufficient number of membership interests to generate a total of $4.5 million in proceeds are not sold by March 1, 2005, we must list the property for sale as a single-family residence or repay the loan in full.

     The construction loan agreement requires 18 consecutive monthly interest payments beginning April 30, 2003, with interest calculated on the unpaid principal balances at a floating interest rate based on the WestStar Bank base rate (currently 5.25%), and one principal and interest payment of $3,909,797 due on April 30, 2006. The minimum and maximum interest rates allowed under this loan are 7% and 21%. As of March 31, 2003, $2,091,795 was outstanding under the loan agreement, essentially all of which represented prior indebtedness associated with the Sardy House property that was outstanding with WestStar Bank before the commencement of the interior renovation project and was included in the construction loan agreement.

     Repayment of the borrowings under the construction loan agreement is secured by a mortgage on the Sardy House hotel property, and personally guaranteed by Frank S. Peters and Daniel D. Delano.

DESCRIPTION OF MEMBERSHIP INTERESTS

     We issued the units of membership interests under a limited liability company operating agreement for Sardy House, LLC dated as of March 21, 2003. The following section summarizes some, but not all, provisions of the operating agreement. We urge you to read the operating agreement in its entirety because it, and not this description, define your rights as a holder of the units. Copies of the operating agreement are available to you upon request.

General Rights of Holders of Membership Interests

     Each member’s membership interest is represented under our operating agreement by a unit of membership interest held by the member. A member may hold more than one unit of membership interest. There are currently 25 units of membership interests issued and outstanding, all of which are held by North and South Aspen, L.L.C. and are being offered under this prospectus. Units of membership interests are indivisible and no member may transfer an interest in less than a whole unit of a membership interest. Each membership interest entitles the member holding the interest to:

•	rights to exclusive use of our residences and other property as described below,

•	to the gross proceeds attributable to the leasing of a residence during a member’s confirmed exclusive week during which the member may occupy and use a residence, less any leasing expenses not included in general operating expenses for the residences,

•	one vote on matters on which the members may vote under our articles of organization, our operating agreement and the Colorado Limited Liability Company Act, and

•	a share of our income, gains, losses, deductions, credits and distributions which is equal to the percentage obtained by dividing one by the total number of units of membership interests.

Membership interests are personal property and are not real property or any interest in our real or personal property or assets of any kind.

Exclusive Use of the Residences

Exclusive Use of the Residences

     All rights of a member to use and occupy the Sardy House main residence and the Carriage House residence are subject to the member’s compliance with the terms and conditions of the operating agreement, including the timely payment of operating contributions. For each membership interest owned, a member will have the right to select and use the Sardy House main residence for two exclusive weeks each year and the Carriage House residence for two exclusive weeks each year, in accordance with the rules in the operating agreement for making the selections.

General Selection Procedure

     The manager will distribute selection forms to members for reserving the residences together with the annual delivery of residence calendars. Each member’s selection number will be noted on the forms provided for selection of exclusive weeks. The manager will adopt and publish a policy for acceptable methods for delivery of selection forms and for delivery of confirmation notices, including by electronic or other internet-based system, if implemented. No selection will be binding on the manager until the manager provides written confirmation to the requesting member.

     If applicable, each member must annually notify the manager of the member’s designee who carries the responsibility of submitting all selection forms to the manager’s offices in a timely manner to secure the member’s priority booking. It will be the member’s responsibility to properly complete and timely deliver the selection form to preserve the member’s priority rights under the rotational selection system. No guarantee can be made that each member will be able to secure that member’s first stated choices.

     Members must complete and return their reservation requests for all four exclusive weeks to the manager for receipt by no later than the end of the selection period noted on the residence calendar. If a member’s selection forms are received after the end of the selection period, they will be handled on a first-come, first-served basis after all exclusive week reservation forms received in a timely manner have been processed.

Priority Confirmation of Exclusive Weeks

     Upon admission as a member, each member will be designated a “selection number” between 1 and 25 for each membership interest unit owned by the member. The selection number will be permanently attached to each membership interest unit. After the close of the selection period, the manager will begin booking each member’s four requested exclusive weeks by utilizing a rotational selection system over four rounds. Priority selections for the two exclusive weeks in the Sardy House main residence occur in two rounds with each round using a reversed priority. For example, in the first year the member with selection number “1” will have the highest priority in the first Sardy House main residence selection round, but the same member will have the lowest priority in the second Sardy House main residence selection round. This same reversed priority system applies to the third and fourth rounds when two exclusive weeks in the Carriage House residence are selected. In the second year and following each subsequent year thereafter, the selection numbers will be rotated so that members will have a different priority in the first Sardy House main residence selection round, and an equivalent reverse priority in the second Sardy House main residence selection round. Members owning multiple membership interests may use their multiple selection numbers in a single round to request consecutive weeks, provided the member does not request consecutive weeks including Christmas Day and New Years Day in any first selection round. The initial 25 years of the rotational selection system is illustrated as follows:

SARDY HOUSE LLC
Rotational Selection System -
Main Residence: 1st Round Draw & Carriage House Residence: 2nd Round Draw

Selection Number:	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25

Year 1	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25
Year 2	25	24	23	22	21	20	19	18	17	16	15	14	13	12	11	10	9	8	7	6	5	4	3	2	1
Year 3	14	15	16	17	18	19	20	21	22	23	24	25	1	2	3	4	5	6	7	8	9	10	11	12	13
Year 4	12	11	10	9	8	7	6	5	4	3	2	1	25	24	23	22	21	20	19	18	17	16	15	14	13
Year 5	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25	1	2	3	4	5	6	7
Year 6	18	17	16	15	14	13	12	11	10	9	8	7	6	5	4	3	2	1	25	24	23	22	21	20	19
Year 7	20	21	22	23	24	25	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19
Year 8	6	5	4	3	2	1	25	24	23	22	21	20	19	18	17	16	15	14	13	12	11	10	9	8	7
Year 9	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25	1	2	3
Year 10	22	21	20	19	18	17	16	15	14	13	12	11	10	9	8	7	6	5	4	3	2	1	25	24	23
Year 11	24	25	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23
Year 12	2	1	25	24	23	22	21	20	19	18	17	16	15	14	13	12	11	10	9	8	7	6	5	4	3
Year 13	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25	1	2	3	4	5	6	7	8	9
Year 14	16	15	14	13	12	11	10	9	8	7	6	5	4	3	2	1	25	24	23	22	21	20	19	18	17
Year 15	18	19	20	21	22	23	24	25	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17
Year 16	8	7	6	5	4	3	2	1	25	24	23	22	21	20	19	18	17	16	15	14	13	12	11	10	9
Year 17	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25	1	2	3	4	5
Year 18	20	19	18	17	16	15	14	13	12	11	10	9	8	7	6	5	4	3	2	1	25	24	23	22	21
Year 19	22	23	24	25	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21
Year 20	4	3	2	1	25	24	23	22	21	20	19	18	17	16	15	14	13	12	11	10	9	8	7	6	5
Year 21	12	13	14	15	16	17	18	19	20	21	22	23	24	25	1	2	3	4	5	6	7	8	9	10	11
Year 22	14	13	12	11	10	9	8	7	6	5	4	3	2	1	25	24	23	22	21	20	19	18	17	16	15
Year 23	16	17	18	19	20	21	22	23	24	25	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15
Year 24	10	9	8	7	6	5	4	3	2	1	25	24	23	22	21	20	19	18	17	16	15	14	13	12	11
Year 25	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25	1	2

SARDY HOUSE LLC
Rotational Selection System -
Main Residence: 2nd Round Draw & Carriage House Residence: 1st Round Draw

Selection Number:	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25

Year 1	25	24	23	22	21	20	19	18	17	16	15	14	13	12	11	10	9	8	7	6	5	4	3	2	1
Year 2	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25
Year 3	12	11	10	9	8	7	6	5	4	3	2	1	25	24	23	22	21	20	19	18	17	16	15	14	13
Year 4	14	15	16	17	18	19	20	21	22	23	24	25	1	2	3	4	5	6	7	8	9	10	11	12	13
Year 5	18	17	16	15	14	13	12	11	10	9	8	7	6	5	4	3	2	1	25	24	23	22	21	20	19
Year 6	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25	1	2	3	4	5	6	7
Year 7	6	5	4	3	2	1	25	24	23	22	21	20	19	18	17	16	15	14	13	12	11	10	9	8	7
Year 8	20	21	22	23	24	25	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19
Year 9	22	21	20	19	18	17	16	15	14	13	12	11	10	9	8	7	6	5	4	3	2	1	25	24	23
Year 10	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25	1	2	3
Year 11	2	1	25	24	23	22	21	20	19	18	17	16	15	14	13	12	11	10	9	8	7	6	5	4	3
Year 12	24	25	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23
Year 13	16	15	14	13	12	11	10	9	8	7	6	5	4	3	2	1	25	24	23	22	21	20	19	18	17
Year 14	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25	1	2	3	4	5	6	7	8	9
Year 15	8	7	6	5	4	3	2	1	25	24	23	22	21	20	19	18	17	16	15	14	13	12	11	10	9
Year 16	18	19	20	21	22	23	24	25	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17
Year 17	20	19	18	17	16	15	14	13	12	11	10	9	8	7	6	5	4	3	2	1	25	24	23	22	21
Year 18	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25	1	2	3	4	5
Year 19	4	3	2	1	25	24	23	22	21	20	19	18	17	16	15	14	13	12	11	10	9	8	7	6	5
Year 20	22	23	24	25	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21
Year 21	14	13	12	11	10	9	8	7	6	5	4	3	2	1	25	24	23	22	21	20	19	18	17	16	15
Year 22	12	13	14	15	16	17	18	19	20	21	22	23	24	25	1	2	3	4	5	6	7	8	9	10	11
Year 23	10	9	8	7	6	5	4	3	2	1	25	24	23	22	21	20	19	18	17	16	15	14	13	12	11
Year 24	16	17	18	19	20	21	22	23	24	25	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15
Year 25	23	22	21	20	19	18	17	16	15	14	13	12	11	10	9	8	7	6	5	4	3	2	1	25	24

Leasing of Residences

     If a member is unable to use any of that member’s confirmed exclusive weeks, the member may notify the manager of the leasing opportunity for those periods. The manager is appointed as the exclusive leasing agent on behalf of and for the account of the members. The manager shall be responsible for the management and marketing of the residences leasing program. The member unable to use that member’s exclusive weeks will remain responsible for payment of operating contributions under the operating agreement, and will also be entitled to the gross proceeds attributable to the leasing of a residence during the member’s confirmed exclusive week, less any leasing expenses not included in general operation expenses for the residences. A member is not restricted from permitting that member’s unaccompanied guests to use a residence during a confirmed exclusive week under the operating agreement.

Internal Trades and External Exchanges

     Members may trade their confirmed exclusive weeks with other members. Trades should be arranged directly between members, with written notice provided to the manager. We may in the future endorse an external exchange program. Until we approve, by a majority vote of the membership interest units, a binding exchange agreement which provides acceptable terms to us and the members, the manager cannot honor or recognize the external exchanges made by members. A member is not restricted from permitting that member’s unaccompanied guests from using a residence during a confirmed exclusive week, even if the member has directly and informally received other accommodations from the guest in exchange.

No Carry Forward of Use Rights

     If for whatever reason a member, the member’s family, the member’s guests or unaccompanied guests do not use all of the exclusive weeks that the member is entitled to reserve or use in a particular residence calendar year, the unused time cannot be accumulated and carried forward for future use of the residences, and the member will remain responsible for complying with all of the provisions of the operating agreement, including the payment of all operating contributions and other amounts levied by the manager.

Reservation Rules or Procedures

     The procedures in the operating agreement may be supplemented with additional schedules, conditions, restrictions and limitations as are deemed necessary or desirable by the manager to implement the selection and use program in the operating agreement. The manager may from time to time, without the consent of the members or their creditors, adopt rules or procedures to implement the selection and use program, including one or more of the following features, provided that the rules do not reduce the use or occupancy rights available to members under the operating agreement:

•	Commencement dates of exclusive weeks, and check-in and check-out procedures, including procedures regarding the arrival of unaccompanied guests.

•	A schedule of fees attributable to the daily use and occupancy of the member, the member’s family and guests and unaccompanied guests, including:

•	housekeeping expenses,

•	incidental charges, such as long distance telephone charges, groceries or sundries,

•	extraordinary repairs, replacement costs or damage charges caused by the member, the member’s family or guests or unaccompanied guests, and

•	fees for optional third party services or products made available by us to members and guests at the Carriage House inn.

•	Terms and procedures for leasing or renting exclusive weeks unused by members or their unaccompanied guests.

•	Restrictions on use and occupancy of an exclusive week if a member is not current on operating contributions or is otherwise in violation of the provisions of the operating agreement.

•	Short term reservation system for otherwise unselected exclusive weeks or portions thereof, including a schedule of fees to be separately charged to members who use a portion of an exclusive week or who use an exclusive week on a short-term reservation basis, to cover the additional expenses of such use, including additional administrative and operational expenses.

•	Such other conditions, restrictions and limitations as the manager deems necessary under the circumstances to ensure a manageable and fair system.

Use of Other Sardy House Property

     Subject to continued compliance with the operating agreement including payment of operating contributions, members will have the following additional rights, privileges and benefits:

•	While staying in a residence, each member has nonexclusive rights to use those physical on-site amenities and services shared with guests of the Carriage House inn, such as the heated pool and sauna, the landscaped grounds and flower gardens, and the West End Room located in the Carriage House inn.

•	While staying in a residence, each member will have the private use of a Sardy House vehicle, subject to insurance and licensing restrictions, along with shared use of various other transportation devices, such as mountain bikes, as Sardy House may own from time to time.

•	Each member will be assigned at least two permanent storage spaces for personal items and a permanent safety deposit box in the vault of the Sardy House main residence.

•	Members may reserve rooms at the Carriage House inn at discounted rates set by the manager from time to time under annual budget assumptions.

     The members may institute additional rights, privileges or benefits upon a majority vote of the membership interest units, with respect to other Sardy House property or with respect to the construction or acquisition of other Sardy House property.

No Preemptive Rights

     No member has a preemptive right to acquire any units of membership interests or other interest in us.

Required Additional Capital Contributions

     Members, including North and South Aspen, L.L.C. for as long as it continues to hold membership interests, will be required to contribute to us, in proportion to the number of units of membership interests they hold, an annual operating contribution to make up any projected or actual operating deficit and to provide reserves for repair or replacement of any of our property. The annual operating contribution will be based on the operations budget annually prepared by the manager and delivered to the members. Operating contributions may also be requested in a month where our revenues or receipts are insufficient to cover operating expenses.

     Members may also be required to contribute to us, in proportion to the number of units of membership interests they hold, additional capital contributions which may be required to pay for expenses of any construction, reconstruction, structural repair or replacement of our property, as approved by the members by two-thirds vote of the membership interests, and to acquire any membership interests or other property that we have elected to acquire from a member or a member’s transferee as provided in the operating agreement.

     Members may be required to make additional contributions in accordance with notice given to them by the manager, but members will have at least 15 days following the date notice was given to make those contributions. Members may elect to obtain the funds for capital contributions from a third party lender upon a majority vote of the membership interests.

Remedies

General Remedies

     If a member fails to make when due any additional capital contribution required under the operating agreement, including any required operating contribution, any of the other members, including the initial member North and South Aspen, L.L.C., may make the additional capital contribution of the defaulting member, which will be treated as a loan by the lending member or members to the defaulting member. The loan will be a demand loan and will bear interest at 18% per year compounded annually. The operating agreement provides that the defaulting member will grant to the lending member or members a security interest in the defaulting member’s membership interest.

     As long as a demand loan has not been repaid in full, the defaulting member will not be entitled to:

•	exclusive use of the residences,

•	enjoy any of the benefits or privileges of membership, or

•	vote the defaulting member’s units of membership interest on any matter.

In addition, as long as a demand loan remains unpaid, any distributions which would otherwise be made to the defaulting member will be made to the lending members toward payment of the demand loan, and those distributions will be applied first to accrued interest on the demand loan and then to principal. This distribution provision will apply to all distributions, including distributions of cash flow from operations of any of our property and distributions attributable to the leasing or operation of the residences during the defaulting member’s right to use the residences as provided in the operating agreement. Further, if there is any default we or a lending member may assert any other available remedy under the Uniform Commercial Code or other Colorado law.

Special Remedies

     In addition to all remedies provided to the manager in the operating agreement or in the management agreement, the manager will also have the following special remedies with respect to any member that fails to pay the operating contribution, the use fees or is otherwise in default under any provision of the operating agreement:

•	If any member fails to vacate a residence after the end of a confirmed exclusive week or otherwise uses or occupies or prevents another member from using or occupying a residence during a confirmed exclusive week, that member will be in default under the operating agreement and will be subject to immediate removal, eviction or ejection from the residence wrongfully occupied under applicable law. That member will be obligated to pay to the member entitled to use the residence during the wrongful occupancy, as liquidated damages for the wrongful use of the residence, a sum equal to 200% of the estimated expense of providing the arriving member with equivalent lodging and amenities, as determined by the manager in its sole discretion, for each day or portion thereof including the day of surrender during which the member wrongfully occupies a residence, plus all costs and expenses incurred, including attorney fees. Those amounts may be collected by the manager in the manner provided for in the operating agreement.

•	The manager may withhold use or possession of the member’s residence during any confirmed exclusive week, prohibit the member from making any selection under the selection system, and upon notice cancel any selection previously made by the member and rent any exclusive week to which the member is otherwise entitled.

Withdrawals and Interest

     No member has the right to:

•	withdraw a capital contribution,

•	receive any return or interest on any portion of a capital contribution except as otherwise provided in the operating agreement, or

•	withdraw or resign from us except by transfer of membership interests to another party under the terms and conditions of the operating agreement.

Advisory Committee

     Our operating agreement provides for an advisory committee to provide guidance to the manager. The advisory committee will be responsible for maintaining a business plan, including provisions for member services, residence amenities, improvements and furnishings, community relations, residence leasing and a marketing plan. The advisory committee will also be responsible for reviewing the operations budget proposed by the manager, and an affirmative two-thirds vote of the advisory committee members will be required to approve an operations budget. If a proposed budget is not approved, the budget last ratified by the members will continue in effect until the members ratify a subsequent operations budget approved by the advisory committee.

Election and Removal of Advisory Committee Members

     The advisory committee is to be composed of between 3 and 7 members. The first 3 members of the advisory committee are to be appointed by North and South Aspen, L.L.C., which plans to do so after the admission of the first new members. Thereafter, members of the advisory committee will be elected by the members.

     In the election of individuals to serve on the advisory committee, each member will have as many votes as there are committee members to be elected multiplied by the member’s number of units of membership interests. At each election of the committee members, the number of candidates equaling the number of committee members to be elected having the highest number of votes cast in favor of their election will be elected as committee members. Cumulative voting is not allowed. By a two-thirds vote of the membership interests the number of committee members may be increased to no more than seven members or decreased to not less than three members.

     An advisory committee member holds office for a term of not more than three years or until the committee member resigns or is removed. A committee member may be removed at any time and for any reason, with or without cause, by a majority vote of the membership interests.

Election and Removal of Managers

     Management of the day-to-day operations of our business is vested in the manager. The current manager is Block 66, LLC, which will serve as the manager until a successor has been elected by the members by majority vote of the membership interests. Until changed by the members as provided in the operating agreement, the number of managers is one. In the election of managers, each member will have as many votes as there are managers to be elected multiplied by the member’s number of units of membership interests. At each election of managers, the number of candidates equaling the number of managers to be elected having the highest number of votes cast in favor of their election will be elected as managers. Cumulative voting is not allowed. By two-thirds vote of the membership interests, the number of managers may be increased or decreased, but not decreased below one. We and Block 66, LLC have entered into a management agreement providing for an initial term until June 30, 2006.

     The manager will hold office for an indefinite term until the manager resigns or is removed and until a successor has been elected and qualified. A manager may be removed with cause by majority vote of the membership interests and may be removed without cause to the extent provided in the management agreement.

Preparation of Operations Budget by Manager

     The manager will prepare an operations budget by November 30 of each year. The operations budget will include the manager’s estimate of the total operating costs and revenues for the residences for our next fiscal year. The budget will also include an estimate of the rates and fees to be charged for use of the residences and will include descriptions of any significant contracts and contracts with any of our affiliates. The budget will be subject to approval by the advisory committee and ratification by the members at an annual meeting.

Conflicts of Interest — Limitation of Liability

     The operating agreement provides that the manager may engage in other business activities and is obligated to devote only as much of its time to our business as reasonably required in light of our business and objectives.

     The manager is not obligated to present any particular investment opportunity to us even if the opportunity is of a character which if presented to us could be taken by us, and the manager has the right to take for its own account, for the account of other business entities of which it is an owner, or to recommend to others any particular investment opportunity.

Meetings of Members and Voting

Meetings of Members

     The operating agreement provides that one regular meeting must be called annually by the manager to ratify the operations budget approved by the advisory committee. The operations budget can be ratified by a majority vote of the membership interests, whether or not a quorum is present at the meeting. If the proposed budget is rejected, the budget last ratified by the members will continue in effect until the members ratify a subsequent operations budget approved by the advisory committee. Otherwise, regular meetings of the members are not required. Meetings of the members may be called by the manager and must be called by the manager upon the request of members holding 10% or more of the membership interests.

Quorum and Voting Requirement

     Members holding a majority of the membership interests, represented in person or by proxy, will constitute a quorum at a meeting of the members. If a quorum exists at a meeting, action on a matter can be approved by majority vote of the membership interests present, unless a greater number of affirmative votes is required by law, our articles of organization or our operating agreement.

Powers of Members

     The powers of the members include the power to:

•	elect and remove managers and members of the advisory committee,

•	amend our articles of organization and operating agreement,

•	approve and make all final decisions regarding any expenditure or obligation by us which is not in furtherance of our purposes,

•	object to all decisions regarding our paying to a committee member or any member compensation for services rendered to us in the manner provided in the operating agreement, with compensation to be treated as expenses of us and not distributions to the recipient of any profit, loss or capital of us,

•	approve the sale, exchange or other disposition of all or substantially all of our assets or business other than in the ordinary course of business as provided in the operating agreement, or to terminate or cease all or any substantial portion of our business.

Other Business Pursuits of Members

     Subject to the delegation of duties to the manager in the operating agreement, no member may engage in any activity which pertains to the use, ownership or leasing of the residences or providing residence services. Otherwise, any member or any partner, member, owner, officer, director, employee, shareholder or other person holding a legal and beneficial interest in a member may engage in or possess an interest in other business ventures of every nature and description, and neither we nor any other member will have a right under the operating agreement in or to such independent ventures or to the income or gain derived from the ventures.

Transactions Between a Member and Us

     Except as otherwise provided by applicable law, any member may lend money to us, act as surety for us and transact other business with us and have the same rights and obligations when transacting business with us as a person or entity who is not a member or a manager. We will not make loans to officers, managers or members without approval of the advisory committee.

Limitation of Liability of Members and Manager

     Our operating agreement provides that no member or agent of us will be liable for the debts, liabilities or obligations of us. In addition, the operating agreement provides that a member or agent will have no liability to any other member or us when acting under the authority granted under our articles of organization or operating agreement except to the extent that the member’s or agent’s acts or omissions constituted willful misconduct or gross negligence. In connection with this provision, it should be noted that Section 14 of the Securities Act of 1933 provides that any provision binding any person acquiring a security to waive compliance with any provision of the Securities Act of 1933 or SEC rules thereunder is void. A member will be liable to us for any difference between the capital contribution actually paid in and the amount promised by the member as stated in the operating agreement, a subscription agreement or any writing signed by the member.

Transfers of Membership Interests

Requirements for Voluntary Transfer

     Subject to any restrictions on transferability required by law or contained in the operating agreement, a member may voluntarily transfer the member’s membership interest only under the following conditions:

•	The transfer is not in violation of any restrictions on transfer contained in any agreement to which we are a party.

•	If the transfer is for value, the right of first refusal discussed below has not been exercised. If the transfer is gratuitous, it is to:

•	a trust solely for the benefit of the member during the member’s life,

•	a corporation, partnership or limited liability company or other entity in which the transferring member holds a controlling interest, or

•	the spouse or lineal descendant of the member or the lineal descendant of either of the member’s parents,

provided that in each case the transferee (or the shareholders, partners or members of a corporate, partnership or limited liability company transferee) agrees in a writing filed with the manager that the transferee will make further transfers of its membership interest only in compliance with the provisions of the operating agreement.

•	The transferor and transferee file with us a duly executed and written instrument of transfer approved by the manager.

•	The transferor delivers to us, if required by the manager, an unqualified opinion of counsel in form and substance satisfactory to counsel designated by the manager that neither the transfer nor any offering in connection therewith violates any provision of any federal or state securities law.

•	The transferor and transferee execute, acknowledge and deliver any additional instruments as the manager deems necessary or desirable.

•	Counsel designated by the manager has determined that the transfer will not violate any provision of federal or state securities laws and will not result in material adverse consequences to us or any member due to the termination of our status as a partnership for tax purposes.

•	A fee is paid to us which is sufficient to cover all expenses connected with the transfer.

Involuntary Transfers

     Upon any involuntary transfer by a member of the member’s membership interest due to adjudication of reorganization, foreclosure, judicial sale, bankruptcy, receivership or insolvency, the trustee, creditor or receiver of the transferring member will succeed to the rights of the transferring member as an assignee as provided by Colorado law. The trustee, creditor or receiver must notify the manager of the involuntary transfer, the name of the member involuntarily transferring the membership interest, and the name and address of the transferee. We may request execution and acknowledgment of other instruments by the transferee, as the manager deems necessary and desirable, and may request payment of a transfer fee to cover all expenses connected with the transfer.

Effect of Transfer

     The transfer by a member of a membership interest will become effective on the first day of the month following either:

•	satisfaction of the conditions to transfer discussed above if the transfer was voluntary, or

•	the date of the transfer, if involuntary.

     A transferee will be entitled to the allocations and distributions for the membership interest only as of the effective date. A transfer of a membership interest will not entitle the assignee to become or exercise any of the rights of a member. Upon a valid transfer of a membership interest in compliance with the operating agreement, the transferee will become a member and will be entitled to exercise any of the rights of a member. A transfer of a membership interest will entitle the transferee to receive, to the extent transferred or assigned, only the distributions to which the transferor or assignor would be entitled. A member who voluntarily or involuntarily transfers all of the member’s membership interests will cease to be a member upon the date of the transfer.

Right of First Refusal to Purchase Membership Interests to be Voluntarily Transferred

     A member proposing to transfer all or any interest in a membership interest for value may do so only under a bona fide written offer to purchase. If the selling member desires to sell a membership interest under a written offer to purchase, the member must give us and North and South Aspen, L.L.C. notice that contains a description of all of the material terms and conditions of the offer and a copy of the offer. This right of first refusal will have an initial term of three years and may be renewed for successive terms as determined by the members by a majority vote of the membership interests before the expiration of the term, as renewed. After written notice of an offer, North and South Aspen, L.L.C. will then have a period of 15 days to determine whether to purchase the selling member’s membership interest on the terms and conditions contained in the offer to purchase and to give notice to us and the selling member of North and South Aspen, L.L.C.’s election to do so. If North and South Aspen, L.L.C. elects to purchase the selling member’s membership interest, North and South Aspen, L.L.C. must complete the transaction as if it were the party making the purchase offer, but the closing does not need to occur earlier than 30 days following the date of North and South Aspen, L.L.C.’s notice to the selling member of North and South Aspen, L.L.C.’s election to purchase the selling member’s membership interest.

     If North and South Aspen, L.L.C. does not give timely notice of its election to purchase the selling member’s membership interest, we will then have a period of 15 days following the expiration of North and South Aspen, L.L.C.’s election period to determine whether we will elect to purchase the selling member’s membership interest under the terms and conditions contained in the offer to purchase and to give notice to the selling member of our election to do so. Our advisory committee, in its sole discretion, will make the decision for us upon a majority vote of the advisory committee. If we elect to purchase the selling member’s membership interest, we must complete the transaction as if we were the party making the purchase offer, but the closing does not need to occur earlier than 30 days following the date of our notice to the selling member of our election to purchase the selling member’s membership interest.

     If we do not give notice of the exercise of our right of first refusal within the 15-day notice period, the selling member will be free to transfer the membership interest, but only in accordance with the offer. The selling member cannot otherwise transfer a membership interest for value without complying with these provisions of the operating agreement. After the initial term of the right of first refusal, the right of first refusal will be held solely by us and not by North and South Aspen, L.L.C.

Option to Purchase Membership Interests Involuntarily Transferred

     During the period beginning on the date of an involuntary transfer and ending on the date 60 days following the date we were given notice of the involuntary transfer, we will have the option, exercisable in the discretion of our advisory committee by a majority vote of the advisory committee, to purchase the membership interests involuntarily transferred. Our option can be exercised by giving notice to the transferee within the option period.

     The purchase price for the membership interest will be equal to the membership interest’s liquidation value. The liquidation value of each membership interest will be the amount which would be distributed with respect to the membership interest upon a liquidation of us, taking into account our liabilities, determined as if our business and assets were valued at fair market value. If the parties cannot agree on the fair market value of our business and assets, it will be determined by appraisal as discussed below.

     If the option is exercised, the closing for the purchase and sale of the membership interest will take place at our offices on a date designated by us by notice to the transferee. The closing date must be within 90 days after the date of exercise of the option. At the closing, the transferee must execute instruments and documents as we may determine to be necessary or desirable to convey the transferee’s membership interest and we must deliver the purchase price. The purchase price must be paid 20% in collected funds at the closing and the balance by delivery of our promissory note amortizing the balance over five equal annual installments of principal and interest at the mid-term applicable federal rate. The promissory note will be secured by a perfected security interest in the transferred membership interest. If the value of us is to be determined by appraisal, each party must select within 30 days of the event triggering the purchase a disinterested appraiser who is qualified and experienced to appraise our business and assets. Both appraisers must determine a value and the final appraisal value will be equal to the average of the appraisals. However, if a party fails to timely designate an appraiser, the appraisal value will be determined by the single designated appraiser. The appraisal process will be conducted with reasonable diligence and any disputes concerning the valuation process must be submitted to binding arbitration in accordance with the rules of the American Arbitration Association.

Involuntary Purchase

     Because our membership interests represent not only an economic interest but also a right to use our property and the residences, the operating agreement provides that each member agrees to sell the member’s membership interests to us, including the exclusive right to the use and occupancy of the residences, when the members by a two-thirds vote of the membership interests have determined that the continued membership by that member is detrimental to the interests of the other members and us as a whole.

     The operating agreement expressly contemplates that the right reserved by us to purchase the membership interest of a member will be exercised only in rare and extraordinary cases such as abusive behavior of the member toward our staff, use of our facilities to commit criminal acts or the commission of criminal acts on our property and facilities, or repeated failure of the member to make when due any additional required capital contributions. Any three members may demand that a vote be taken among the members to cause us to purchase the membership interest of a member to be excluded by giving notice to the excluded member and all other members. The manager must call for the vote at a meeting or by action in lieu of a meeting to occur not less than 30 nor more than 60 days after the notice has been given.

     If the members vote to cause us to purchase the membership interest of the excluded member, we will then undertake to complete a valuation of the excluded member’s membership interest together with the excluded member’s rights to use the residences and other membership benefits. The purchase price for the membership interest will be equal to the initial capital contribution shown on the excluded member’s signature page to the operating agreement less any unpaid demand loan amounts from other members to pay for capital contributions for the excluded member.

     The closing of the purchase and sale of the excluded member’s membership interest will take place on a date designated by us within 120 days after the date that the members vote on or otherwise consent to the exclusion of the member. At the closing, the excluded member will be paid in cash for the purchase price for the membership interest. Each other member must contribute to us that member’s proportionate share of the total amount required to complete the purchase as an additional capital contribution under the operating agreement, following a notice from the manager. Upon acquisition by us of the membership interest, we will attempt to find a replacement member to acquire the membership interest. Proceeds received from the issuance of the membership interest will be used to repay any demand loans to the lending members and then be distributed to the members in proportion to the additional capital contributions they made to acquire the membership interest of the excluded member.

Admission of New Members

     At the discretion of the members by two-thirds vote of the membership interests, one or more persons who are not members may be permitted to acquire membership interests from us, whether or not there are 25 or more membership interests issued and outstanding, for contributions of cash and be admitted as members. However, the use and occupancy rights of any dissenting member will not be reduced by the admission.

     The procedure for admission of an additional member is as follows:

•	The manager will determine the capital contribution required of the new member based on the fair market value of us at the time.

•	The members will adopt amendments to the operating agreement as necessary to maintain a fair and manageable procedure for selection and use of the residences, including amendment of the rights of exclusive use of the residences and the rotational selection system for the exclusive use of the residences.

•	A new member must execute a signature page to the operating agreement prepared or approved by the manager.

•	The manager will make available for inspection at our principal office a copy of the signature page to the operating agreement.

•	Our books may be closed at the time additional membership interests are issued, as though our tax year had ended, or we may credit to the additional membership interests pro rata allocations of our income, gains, losses, deductions, credits and other matters of any kind for that portion of our fiscal year after the effective date of the issuance of the additional membership interests.

Consent for Substitution and Admission of Members

     The operating agreement provides that the members have consented to any substitution of one or more members under a transfer of membership interests and admission of new members made under the provisions of the operating agreement.

Amendments to Articles of Incorporation and Operating Agreement

Proposal of Amendments

     Amendments to our articles of organization and operating agreement may be proposed in writing by members owning at least 10% of the membership interests or by the manager. If requested by us, those proposing the amendment must submit with the proposal an opinion of counsel as to the legality and effect on the members within 10 days after the request. Copies of any proposed amendments will be sent to all the members.

Amendments by Members

     A proposed amendment must be voted on at a meeting of the members and will be approved by the members if approved by a two-thirds vote of the membership interests. Upon approval of any amendment, all members will be bound by the terms and provisions of the amendment.

Amendments by Manager

     Amendments to the operating agreement which, in the opinion of counsel to us, are necessary to maintain the status of us as a tax partnership under federal or state law or for other tax purposes may be made by the manager without the necessity of a vote of the members. In addition, the manager may amend the operating agreement to eliminate any obsolete provisions. The manager may from time to time restate the operating agreement by reflecting all amendments in a single document without the necessity of obtaining the consent of the members.

Distributions

     We were formed in February 2003 and have not paid any distributions to date. The construction loan agreement provides that we cannot pay distributions while that agreement is in effect without the consent of WestStar Bank. Our operating agreement provides that:

•	distributions are to be considered and made by the manager each year and are to be made to the extent of available cash after consideration of the needs of our business and provisions for adequate reserves as determined by the manager,

•	no distribution can be made in violation of law or if the distribution would cause us to be unable to pay our debts as they become due in the usual course of business or cause our total assets to be less than the sum of our liabilities,

•	a member will have no right to demand and receive any distribution from us in any form other than cash, but the manager may, subject to applicable limitations under the Colorado Limited Liability Company Act and the operating agreement, cause us to distribute some or all of our assets in kind, provided that no member may be compelled to accept a distribution of an asset in kind from us to the extent that the percentage of the asset distributed to the member exceeds a percentage of that asset which is equal to the percentage in which the member shares in distributions from us, and

•	a member may not receive a distribution from us to the extent that after giving effect to the distribution all of our liabilities, other than liabilities to members on account of their capital contributions, would exceed the fair value of our assets.

     We expect that once the construction loan is completely repaid from the minimum proceeds required from this offering any future distributions will be made on an annual basis to return to members any excess cash less reasonable reserves that we may generate from the members’ required annual contributions and from the operations of the Carriage House inn.

Governing Law

     The operating agreement is governed by and construed under the law of the State of Colorado.

MARKET FOR MEMBERSHIP INTERESTS AND RELATED MEMBER MATTERS

Market Information

     There is no public trading market for the membership interests, and we do not expect any trading market for the membership interests to develop.

     There are no membership interest units that:

•	are subject to outstanding options or warrants to purchase, or securities convertible into, our membership interests,

•	could be sold under Rule 144 under the Securities Act or that we have agreed to register under the Securities Act for sale by security holders, other than the securities being offered under this prospectus, or

•	are being or have been proposed to be publicly offered, the offering of which could have a material effect on the market price of the membership interests, other than the securities being offered under this prospectus.

Holder

     North and South Aspen, L.L.C. is currently the sole holder of our outstanding membership interests.

MEMBERSHIP INTEREST OWNERSHIP OF CURRENT BENEFICIAL OWNERS

     The following table shows the beneficial ownership of our 25 outstanding membership interests as of May 23, 2003 by the sole record holder of the interests, each of our two executive officers who together control our manager, and our executive officers as a group.

	Amount and nature
	of beneficial
Name and address of beneficial owner	ownership	Percentage

Sole record holder
North and South Aspen, L.L.C. 200 South Aspen Street Aspen, Colorado 81611	25	100%
Executive officers
Frank S. Peters, President 200 South Aspen Street Aspen, Colorado 81611	11.31 (1)	45.23%	(1)
Daniel D. Delano, Secretary and Treasurer 200 South Aspen Street Aspen, Colorado 81611	5.38 (2)	21.535%	(2)
All executive officers as a group (2 persons)	16.69	66.765%

(1)	Frank S. Peters owns 43.53% and his spouse owns 1.7% of North and South Aspen, L.L.C. The total 45.23% beneficial ownership interest in our 25 membership interests held by North and South Aspen, L.L.C. represents approximately 11.31 interests, which cannot be fractionalized under our operating agreement. Mr. Peters also owns 50% of Block 66, LLC, our manager.

(2)	Daniel D. Delano owns 21.535% of North and South Aspen, L.L.C. The 21.535% beneficial ownership interest in our 25 membership interests held by North and South Aspen, L.L.C. represents approximately 5.38 interests, which cannot be fractionalized under our operating agreement. Mr. Delano’s parents own 6.7% and his ex-spouse owns 21.535% of North and South Aspen, L.L.C. Mr. Delano disclaims any beneficial ownership of our membership interests beneficially owned by his parents or his ex-spouse. Mr. Delano also owns 50% of Block 66, LLC, our manager.

     North and South Aspen, L.L.C. plans to offer and sell under this prospectus all 25 of the membership interests on a “best efforts, all or none” basis as to the minimum offering of 7 membership interests and on a “best efforts” basis as to additional membership interests up to the maximum offering of 25 membership interests. Depending on how many membership interests are sold in the offering, there may be a change in control of us. If the maximum offering is completed, North and South Aspen, L.L.C. will no longer own any membership interests and there will be a change in control of us.

MANAGEMENT

     Under our operating agreement, our current sole manager is Block 66, LLC, a Colorado limited liability company, which will serve as the manager until a successor has been elected by the members by majority vote of the membership interests. We and Block 66, LLC have entered into a management agreement for the management of the Sardy House. Such management functions include administering the exclusive week selection system for the members’ use of the residences, arranging for the purchase of supplies, rental of Carriage House Inn rooms, maintenance and insurance. Our operating agreement provides that the manager holds office for an indefinite term until the manager resigns or is removed and until a successor has been appointed. A manager may be removed with cause by majority vote of the membership interests and may be removed without cause to the extent provided in the management agreement.

     Block 66, LLC is controlled by Frank S. Peters and Daniel D. Delano, who are managers and members of Block 66, LLC. Mr. Peters and Mr. Delano also control North and South Aspen, L.L.C., which is our current sole member. Including its predecessor partnership, North and South Aspen, L.L.C. owned the Sardy House hotel from 1985 until it was contributed to us in March 2003.

     Frank S. Peters, age 55, is also our President. Daniel D. Delano, age 52, is also our Secretary/Treasurer. They both have over 20 years of experience in the hotel construction, development and management business in Aspen. They both managed the construction and development in 1983-1984 of the 19-room Hotel Lenado in Aspen, and the acquisition, construction and development of the Sardy House hotel whereby the Sardy House was converted from a private residence into a 20-room hotel with the Carriage House addition which opened in 1985. Since 1993, they both have been members and managers of North and South Aspen, L.L.C., which owned and managed the Sardy House hotel before it was transferred to us on March 21, 2003, and which continues to own and manage the Hotel Lenado. They also manage two privately-held real estate investment companies which hold mining claims in the Aspen area. Mr. Peters has lived in the Roaring Fork Valley since 1972. He is a past president and currently serves on the board of the Early Learning Center in Aspen. Mr. Delano has lived in the Aspen area since 1976. For the past 10 years, he has served on the executive committee of the Woody Creek Caucus.

     For further information about Mr. Peters and Mr. Delano, see “Membership Interest Ownership of Current Beneficial Owners,” “Executive Compensation” and “Certain Relationships and Related Transactions.”

     Our operating agreement provides that each officer holds office until his or her successor has been appointed or until he or she resigns or is removed. Any officer may be removed by the manager with or without cause.

EXECUTIVE COMPENSATION

Overview

     We are a development stage company that was formed in February 2003. In March 2003 we acquired the Sardy House hotel property in Aspen, Colorado from North and South Aspen, L.L.C. in exchange for the issuance to North and South Aspen, L.L.C. of 25 of our limited liability company membership interests. North and South Aspen, L.L.C. is currently our sole member and is controlled by Frank S. Peters and Daniel D. Delano. Mr. Peters and Mr. Delano also control Block 66, LLC, our sole manager under our operating agreement.

Executive Compensation

     Mr. Peters is our president and principal executive officer. Mr. Delano is our only other executive officer. Mr. Peters received $21,940 and Mr. Delano received $39,872 in guaranteed distribution payments from North and South Aspen, L.L.C. in 2002, which amounts included compensation related to the management of both the prior operations of the 20-room Sardy House hotel and the operations of the 19-room Hotel Lenado in Aspen. The Sardy House is now closed for interior renovations to convert it for our planned operation of the property as two private residences for exclusive use by up to 25 members and a semi-private Carriage House Inn.

     Block 66, LLC has entered into a management agreement with us for the management of the Sardy House property. Block 66, LLC receives a basic business management fee of $1,000 per month. During the current interior renovations construction of the Sardy House property, Block 66, LLC will act as the construction manager and charge us for the services of Mr. Peters and Mr. Delano at the rate of $75 per hour. After completion of the renovations, Block 66, LLC will receive, along with the basic business management fee of $1,000 per month, an additional $1,667 per month for management of the two residences and $2,083 monthly for management of the 8-room Carriage House Inn. Block 66, LLC will also receive a fee of 10% of the room and other guest charges of the Carriage House Inn and incentive fees of an additional 10% of any room and other guest charges above those projected in our annual operating budget. Block 66, LLC will be the exclusive rental agent for rental of the two residences when members choose to have their exclusive weeks in the residences marketed for rental. 40% of any gross rental revenue of the residences, excluding taxes and incidental charges, will be paid to Block 66, LLC, and

Block 66, LLC will pay all housekeeping fees and commissions associated with the rental. We paid $24,000 in fees for construction planning to Block 66, LLC during the period ended March 31, 2003.

     We have not granted any equity options or equity appreciation rights, and we do not have any long-term incentive compensation plans. In addition, we do not have any employment agreements or change-in-control severance compensation arrangements.

Other Economic Benefits

     The 25 membership interests issued to North and South Aspen, L.L.C. in March 2003 are being offered under this prospectus by North and South Aspen, L.L.C. as a selling security holder for $          per membership interest, or a total of $     . Such price may be increased by North and South Aspen, L.L.C. at any time after      . North and South Aspen, L.L.C. as a selling security holder will receive any proceeds from sales of the membership interests offered under this prospectus, subject to an agreement to first apply the proceeds to full repayment of the indebtedness on the Sardy House property of up to $4 million under the current construction loan agreement on which both North and South Aspen, L.L.C. and we are obligated and the Sardy House property serves as collateral, and which also is personally guaranteed by Mr. Peters and Mr. Delano. The offering will be conducted on a “best efforts, all or none” basis as to the minimum offering of 7 membership interests to ensure complete repayment of the outstanding indebtedness on the Sardy House property and on a “best efforts” basis as to additional membership interests up to the maximum offering of 25 membership interests. As principals of North and South Aspen, L.L.C. and personal guarantors of indebtedness to be repaid from the proceeds of the offering, Mr. Peters and Mr. Delano will receive substantial economic benefits from the sale of membership interests in this offering.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     North and South Aspen, L.L.C. is the sole owner of all 25 of our membership interests. North and South Aspen, L.L.C. is controlled by Frank S. Peters and Daniel D. Delano and it also owns and manages the 19-room Hotel Lenado in Aspen. Mr. Peters and Mr. Delano are both executive officers of us and also control Block 66, LLC, our current sole manager under our operating agreement.

     On March 21, 2003, we issued the 25 membership interests to North and South Aspen, L.L.C. in exchange for the transfer by North and South Aspen, L.L.C. to us of the Sardy House hotel property, which North and South Aspen, L.L.C. had held since 1985. In connection with this transaction, we received real estate and related properties with an appraised fair value of $7.7 million as of February 7, 2003, subject to liabilities with a fair value of approximately $2 million. For financial statement purposes, the property was recorded at North and South Aspen, L.L.C.’s original cost of approximately $3.1 million, less accumulated depreciation of approximately $1.4 million.

     The 25 membership interests are being offered under this prospectus by North and South Aspen, L.L.C. as a selling security holder for $          per membership interest or a total of $     . Such price may be increased by North and South Aspen, L.L.C. at any time after      . North and South Aspen, L.L.C. as a selling security holder will receive any proceeds from sales of the membership interests offered under this prospectus, subject to an agreement to first apply the proceeds to full repayment of the indebtedness on the Sardy House property of up to $4 million on which both North and South Aspen, L.L.C. and we are obligated and the Sardy House property serves as collateral, and which also is personally guaranteed by Mr. Peters and Mr. Delano. The offering will be conducted on a “best efforts, all or none” basis as to the minimum offering of 7 membership interests to ensure complete repayment of the outstanding indebtedness on the Sardy House property and on a “best efforts” basis as to additional membership interests up to the maximum offering of 25 membership interests.

     If the minimum offering is completed but not all 25 membership interests are sold, North and South Aspen, L.L.C. as a continuing owner of membership interests will be responsible for its pro rata share of the required operating contributions for the membership interests that it continues to own. North and South Aspen, L.L.C. may endeavor to rent out its exclusive weeks in order to satisfy this obligation, but its obligation to pay the required operating contributions will not be subject to receiving any rental revenues for its exclusive weeks.

     North and South Aspen, L.L.C. paid organizational and construction fees for us during the period ended March 31, 2003. As of March 31, 2003, we owed North and South Aspen, L.L.C. $60,422 for reimbursable expenses paid by North and South Aspen, L.L.C. for the benefit of us.

     Block 66, LLC has entered into a management agreement with us for the management of the Sardy House property. Block 66, LLC receives a basic business management fee of $1,000 per month. During the current interior renovations construction of the Sardy House property, Block 66, LLC will act as the construction manager and charge us for the services of Mr. Peters and Mr. Delano at the rate of $75 per hour. After completion of the renovations, Block 66, LLC will receive, along with the basic business management fee of $1,000 per month, an additional $1,667 per month for management of the main Sardy House residence and the Carriage House residence and $2,083 monthly for management of the 8-room Carriage House Inn. Block 66, LLC will also receive a fee of 10% of the room and other guest charges of the Carriage House Inn and incentive fees of an additional 10% of any room and other guest charges above those projected in our annual budget. Block 66, LLC will be the exclusive rental agent for rental of the residences when owner-members choose to have their exclusive weeks in the residences marketed for rental. 60% of any gross rental revenue of the residences, excluding taxes and incidental charges, will be paid to the owner-members and the remaining 40%, will be paid to Block 66, LLC, and Block 66, LLC will pay all housekeeping fees and commissions associated with the rental. We paid $24,000 in fees for construction planning to Block 66, LLC during the period ended March 31, 2003.

LEGAL PROCEEDINGS

     We are not currently a party to, and our property is not currently the subject of, any pending legal proceeding.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

     AN INVESTMENT IN THE SARDY HOUSE, LLC IS NOT INTENDED TO BE A SO-CALLED “TAX SHELTER.” THE MANAGER DOES NOT ANTICIPATE THAT THE SARDY HOUSE, LLC WILL GENERATE SIGNIFICANT TAX LOSSES THAT AN INVESTOR CAN USE TO OFFSET INCOME FROM OTHER SOURCES. THUS, A DECISION TO INVEST IN THE SARDY HOUSE, LLC SHOULD BE BASED UPON REASONS OTHER THAN THE EXPECTATION OF TAX LOSSES.

     The following discussion is based upon the provisions of the Internal Revenue Code of 1986, (the “Code”), existing regulations thereunder (the “Regulations”), published rulings and court decisions. The Code and the Regulations are constantly subject to change, and the interpretations of the Code and the Regulations may be modified or affected at any time by Congress, the Department of the Treasury or judicial decision. It should be noted that any such change could be applied retroactively.

     The following discussion, and any other statements in this prospectus pertaining to federal income tax consequences of the ownership of membership interests, generally address only aspects considered to be of interest to a typical individual investor who is a citizen or resident of the United States. The tax treatment of owning membership interests described herein is based on the assumption that the Sardy House, LLC is treated as a partnership for federal income tax purposes.

     YOU SHOULD BE AWARE THAT THE INTERNAL REVENUE SERVICE (THE “IRS”) MAY NOT AGREE WITH ALL TAX POSITIONS TAKEN HEREIN. IT IS YOUR RESPONSIBILITY TO SATISFY YOURSELF AS TO THE FEDERAL, AS WELL AS STATE AND LOCAL, TAX CONSEQUENCES OF PURCHASING MEMBERSHIP INTERESTS BY OBTAINING ADVICE FROM YOUR OWN TAX COUNSEL.

Summary and Authority

     The following discussion summarizes certain federal income tax considerations in connection with an investment in the Sardy House, LLC. The application of the various rules is complex and in certain cases, there is limited guidance on the proper treatment for tax purposes of the items of income and expense that will be allocated to you as a member of the Sardy House, LLC.

     The IRS may disagree with any or all of the matters described in this summary and may be upheld by a court. There is a possibility that the IRS will examine the Sardy House, LLC’s activities and take positions adverse to the Sardy House, LLC and its members. An IRS audit of the Sardy House, LLC may also result in a complete audit of a member’s tax return.

     This summary is based upon current case law and upon the Code, the Regulations and IRS rulings as they now exist. These are all subject to change, and such change may be made with retroactive effect. There can be no assurance that, after any such change in authority, the statements made herein will remain valid for either the past or the future.

     This summary is based solely upon the information and representations set forth or referred to herein and in the other sections of this prospectus and in other documents referred to in this prospectus. This discussion is further based on the understanding of counsel that this information presents an accurate and complete description of the facts relevant to the opinions expressed. Counsel does not warrant or represent these facts, nor have we or our counsel “audited” the Sardy House, LLC to determine the accuracy and completeness of the relevant facts beyond what counsel considers to be an appropriate exercise of its due diligence.

Sardy House, LLC Tax Status

     The Sardy House, LLC will be regarded as a partnership and not as an association taxable as a corporation. Regulations, which became effective January 1, 1997, known as the “check-the-box regulations,” provide that certain types of business entities can elect how they will be classified for federal income tax purposes. The manager for Sardy House, LLC has elected to be classified as a “partnership” for federal income tax purposes for all periods. Sardy House, LLC will make no other election under the regulations with regard to its classification.

Dual Activities of Sardy House, LLC

     Sardy House, LLC conducts a hotel business through the Carriage House Inn. The Carriage House Inn will function in all respects as a regular hotel or inn. By contrast, members of Sardy House, LLC will have separate rights to use the Sardy House residence for two weeks per year as well as the Carriage House residence for an additional two weeks per year. The use of the Sardy House residence and the Carriage House residence are subject to special rules which limit the deductions available for such activities and affect all members even though some of the members may choose to rent the Sardy House residence or the Carriage House residence during their allotted periods rather than make use of the facilities personally. See “Federal Tax Treatment of Vacation Homes.”

Taxable Income in Excess of Cash Flow

     Your allocable share of the Sardy House, LLC’s taxable income is not expected to significantly exceed the cash, if any, distributed to you in one or more taxable years of the Sardy House, LLC. However, in a limited liability company taxable as a partnership, it is possible for there to be taxable income in excess of cash available for distribution. In that event, there can be no assurance that you would receive sufficient cash to pay your taxes attributable to your share of Sardy House, LLC income in any such year and you would have to pay taxes from funds derived from sources other than the Sardy House, LLC. Likewise, the amount of gain you realize on the sale or other disposition of your membership interest and possibly the amount of taxes due as a result thereof, could exceed the amount of cash, if any, you obtain from the sale or other disposition of your membership interest.

Federal Income Taxation of the Sardy House, LLC and its Members

     Sardy House, LLC will not be subject to federal income taxation, but it will be required to file an annual partnership information return. Pursuant to the operating agreement, Sardy House, LLC will adopt a December 31 year end as its fiscal year for accounting and income tax purposes. It will select the accrual method of accounting to determine its profits or losses for federal income tax purposes.

     Each member will be required to take into account separately his distributive share of each item of Sardy House, LLC income, gain, loss or deduction in determining his own federal income tax liability. A member will be taxed on his allocable share of Sardy House, LLC income without regard to whether an equivalent amount of cash or other property is actually distributed to him in any taxable year. If Sardy House, LLC sustains a loss for tax purposes, each member will be entitled to deduct his distributive share of that loss, but only up to the amount of the least of (a) his adjusted basis in his Sardy House, LLC interest at the end of the taxable year in which the loss occurs, (b) the amount he is considered to have “at risk” in Sardy House, LLC at such time, and (c) the amount of his “passive income” in such year, to the extent his distributive share of Sardy House, LLC loss is treated as a “passive loss.” Deductions are also subject to certain additional limitations including disallowance of expenses in connection with vacation homes and activities not engaged in for profit as discussed below.

     1.     Basis. A member’s tax basis in his Sardy House, LLC membership interest generally includes (a) the amount of money he has paid for his membership interest in Sardy House, LLC and (b) his share of Sardy House, LLC liabilities which are not expected to be material.

     A member’s tax basis will be increased by his allocable share of any Sardy House, LLC income and will be decreased (but not below zero) by cash distributed from Sardy House, LLC and by his allocable share of Sardy House, LLC losses. Each member’s basis in his Sardy House, LLC interest will, initially be the same as the purchase price of his membership interests. In addition, members are required to contribute additional capital whenever needed to defray expenses of construction, reconstruction, repair or replacement of the property and their proportionate share of the company’s actual operating deficit which is initially expected to be $19,500 per year.

     2.     Amount “At Risk.” The amount “at risk” with respect to a member is, in general, the sum of (a) the amount of cash contributed by the member; (b) amounts borrowed by the Sardy House, LLC for which the member is personally liable; and (c) the member’s share of the Sardy House, LLC’s “qualified nonrecourse financing.” A member’s at risk amount will be increased by his share of Sardy House, LLC income (including any gain from the sale of his membership interests) and decreased by his share of Sardy House, LLC losses and any distributions made to him. Sardy House, LLC does not currently anticipate borrowing any material amount. Because the Sardy House, LLC does not anticipate borrowing any material sums, a member’s initial at risk amount will be the amount the member contributed to Sardy House, LLC.

     3.     Passive Loss Limitation. Generally, losses from a “passive” activity are deductible only to the extent of income from that or other passive activities. The term passive activity includes any activity that involves the conduct of any trade or business in which the taxpayer does not “materially participate.” The IRS has issued temporary regulations dealing with the limitations on passive activity losses. Pursuant to the temporary regulations, a member will be treated as materially participating in the activity of the Sardy House, LLC only if the member meets one of three tests contained therein. The three tests are quantitative in nature, and are based on the number of hours a member spends in the activity of the Sardy House, LLC during the year or in prior years. It is unlikely that any member will meet any of the tests particularly as to the company’s hotel business.

     Losses allocable to a member who does not materially participate will be classified as passive and as such will not be available to offset “active” income (e.g., salaries) or portfolio income (e.g., dividends, interest, royalties and gain from the sale of properties providing portfolio income). Losses that cannot currently be used can be carried forward indefinitely and can be used to offset passive activity income realized in subsequent years. Additionally, a taxable disposition by a member of his entire interest in the Sardy House, LLC will trigger the recognition of any suspended losses attributable to the Sardy House, LLC.

     Because the operating agreement provides that no member has the right to take part in the management of the business and affairs of the Sardy House, LLC (with the limited exception of participation on the Advisory Committee) or to act or bind the Sardy House, LLC, each member should be treated as not materially participating in any activity of the Sardy House, LLC. As a result, each member’s share of the Sardy House, LLC’s losses should be characterized as passive. The passive activity losses do not apply in any year in which the gross income limits of Section 280A of the Internal Revenue Code applies. See “Federal Tax Treatment of Vacation Homes.”

     Under certain circumstances, however, the temporary regulations require the recharacterization of otherwise passive income as income not from a passive activity. Under the temporary regulations, a member’s share of the gross income of the Sardy House, LLC could be so characterized if such member has “significantly participated” in an activity of the Sardy House, LLC. Whether a member has significantly participated in an activity of Sardy House, LLC for a taxable year is based on the number of hours he spends in such activity during the year. Because the operating agreement provides that no member has the right to take part in the management of the business and affairs of the Sardy House, LLC (other than limited participation as a member of the Advisory Committee) or to act for or bind the Sardy House, LLC, each member should be treated as not significantly participating in any activity of the Sardy House, LLC. As a result, except to the extent of each member’s share of the Sardy House, LLC’s portfolio income, his share of the Sardy House, LLC’s income attributable to the hotel operations should be characterized as passive income. Income from rentals of the Sardy House residence and the Carriage House residence will be subject to Section 280A and therefore not considered passive income. See “Federal Tax Treatment of Vacation Homes.”

Allocation of Sardy House, LLC Items of Income, Gain, Loss or Deduction

     Allocations of taxable income and loss are related to, but distinct from distributions of cash. Generally, allocations of items of taxable income and loss by the operating agreement will be respected if they have “substantial economic effect.” The allocation of Sardy House, LLC items is described more fully in Article 9 of the operating agreement. With the limited exception discussed below, each of the members will be allocated a proportionate share of the company’s income, gain, loss, deduction and tax credits. Furthermore, except as noted below, cash distributions to the members will be in proportion to their membership interests.

     If the allocations of income and loss fail the substantial economic effect test, they will be made among the members in accordance with their respective economic interests in Sardy House, LLC determined by taking into account all facts and circumstances. Allocations have economic effect if the operating agreement provides: (i) that members’ capital accounts are determined and maintained in accordance with specified rules set out in the Regulations, and any allocation to a member of income or loss is reflected as an increase or decrease, as the case may be, to his capital account; (ii) liquidation proceeds are distributed, in all cases, in accordance with positive capital account balances of the members; and (iii) any member with a deficit balance in his capital account following the liquidation of his interest in the company, after taking into account required capital account adjustments, is required to restore the amount of the deficit balance to the company. When the operating agreement does not require that a member restore a deficit balance in his capital account, allocations may nevertheless be valid if certain additional provisions are contained in the operating agreement and allocations do not generally cause or increase a deficit balance in a member’s capital account. The operating agreement has been designed to comply with these requirements and allocations to the members should have economic effect. Furthermore, the economic effect of the allocations should be “substantial” within the meaning of the Regulations because the allocations substantially reflect the economic arrangement among the members.

     Even if the allocations to the members failed the substantial economic effect test, the allocations are intended to reflect the members’ interests in the company and should be respected by the IRS.

     The operating agreement of Sardy House, LLC provides that each member who chooses not to make personal use of the Sardy House residence or the Carriage House residence will be distributed the net proceeds from the rental of such properties. Rental proceeds will vary depending upon the time of year and the amount of advance notice we have to rent the property. There is no assurance that any rental income can be realized. Furthermore, the operating agreement for Sardy House, LLC provides that net income equal to the amount distributable to the member will be allocated to the member and that expenses specifically related to the generation of rental income will be allocated to the member. Accordingly, if you rent your use of the Sardy House residence and Carriage House residence, you will have taxable income equal to the net proceeds you receive from such rental. Subject to the applicable limitations, you may also be permitted to deduct your proportionate share of the depreciation with respect to such properties for the year.

Federal Tax Treatment of Vacation Homes

     Section 280A of the Internal Revenue Code disallows certain deductions in connection with a dwelling unit that is used as a vacation home or other residence. These limitations apply whenever personal use exceeds the greater of fourteen days or 10% of the number of days during the year that the unit is rented at fair rental value.

Sardy House, LLC will be treated as having used the Sardy House residence and the Carriage House residence for personal purposes whenever any of the members or certain of their relatives personally use the Sardy House residence or the Carriage House residence. Because one or more members of Sardy House, LLC are very likely to use the Sardy House residence and the Carriage House residence for more than the specified number of days, the deduction limitations applicable to the Sardy House residence and the Carriage House residence will apply. The deductions (other than real estate taxes and interest) are limited to the rental income from the property and the limitation applies to the deductions in the following order:

     1.     Real estate taxes and interest on indebtedness (Sardy House, LLC does not anticipate incurring any significant indebtedness).

     2.     Operating expenses attributable to rental activities other than depreciation and similar items. General expenses are allocated by multiplying the expenses by a fraction, the numerator of which is the number of days the property is rented at a fair rental and the denominator of which is the total days of use.

     3.     Depreciation and similar items attributable to the period of time the property is rented.

     Taxes and interest for the year are apportioned equally to each day during the year. The amount of tax and interest allocated to days during which the property is rented are deducted from the gross rental income. Operating expenses attributable to rental activities may be deducted to the extent of the remaining rental income. If the rental income exceeds operating expenses, depreciation attributable to rental activities may be taken to the extent of such excess. Deductions that exceed the limit may be carried forward.

     Because Sardy House, LLC anticipates that most or all of the usage of the Sardy House residence and the Carriage House residence will be by members for personal purposes, only a relatively small portion, if any, of the operating expenses and depreciation will be deductible. The deductible expenses and depreciation are allocated to the members who choose to allow their use of the Sardy House residence or the Carriage House residence to be rented.

Section 183 – Activities Not Engaged in for Profit

     Section 183 of the Code provides that, in the case of an activity engaged in by an individual or an S corporation, certain deductions attributable to such activity will be limited to the gross income generated by such activity if the activity is not engaged in for profit. Losses disallowed under Section 183 are permanently denied, not suspended. The Regulations under Section 183 provide a three-tier system of permitted deductions up to a maximum of the gross income from the activity. The Regulations also provide rules for allocation of expenses to the specific tiers.

     The Regulations provide that all facts and circumstances are to be taken into account and no one factor or combination of factors is determinative of whether an activity is engaged in for profit. The Regulations list nine factors that will generally be considered, but caution that other factors may also be relevant. Because the presence or absence of a profit objective is in part a factual issue which depends upon the individual circumstances of each member, it is impossible to presently predict with accuracy whether a particular member will be able to establish that he has a profit objective with respect to his ownership of his membership interest. However, Section 183 does not apply to any unit subject to Section 280A. See “Federal Tax Treatment of Vacation Homes.”

     Section 183 creates a presumption in favor of the determination that the activity is engaged in for profit if a profit (without regard to operating loss carry forwards) is realized in three out of five consecutive years. To allow the presumption to work, a taxpayer is given an election to postpone the determination of whether the presumption applies until the end of the fourth taxable year following the taxable year in which he first purchased his membership interest.

Sardy House, LLC Distributions

     A distribution by the Sardy House, LLC to you will result in gain to you to the extent it exceeds your adjusted basis of your membership interest immediately before the distribution. Such gain will generally be treated as gain from the sale or exchange of membership interests, the tax consequences of which are described below. See “Sale or Other Disposition of Membership Interests.”

Sale or Other Disposition of Membership Interests

     There is a limited market for the membership interests in Sardy House, LLC. If you sell your membership interest, the gain or loss realized for federal income tax purposes by you will, in general, be equal to the difference between the adjusted basis in your membership interest and the amount realized on such sale. The amount realized on the sale includes your share of any Sardy House, LLC liabilities. Individuals may deduct losses on a sale only if they are incurred in a trade or business or incurred in a transaction entered into for profit. Losses on sales of personal assets, such as a personal residence or vacation home, are generally not deductible. Accordingly, if you recognize a loss on the sale or disposition of your membership interest in the Sardy House, LLC, that portion of the loss attributable to the Sardy House residence and the Carriage House residence may be nondeductible.

     If Sardy House, LLC borrows significant funds (which is currently not anticipated), the amount of gain you realize on the sale or other disposition of your membership interest could exceed the amount of cash, if any, you receive from the sale or other disposition. It is also possible that the resulting taxes due could exceed the cash, if any, you receive and, in such a case, the payment of taxes would constitute an out of pocket expenditure to you.

Alternative Minimum Tax

     Section 55 of the Code imposes an alternative minimum tax on individuals which increases tax liability to the extent it exceeds a taxpayer’s regular income tax (less certain credits) for the year. The alternative minimum tax is equal to 26% (28% on alternative minimum taxable income over $175,000) of the excess of the taxpayer’s “alternative minimum taxable income” over the taxpayer’s “exemption amount.” The exemption amount is currently $49,000 for persons filing a joint return or for a surviving spouse, $35,450 for a single taxpayer who is not a surviving spouse, and $24,500 for a married taxpayer filing a separate return. The exemption amount is reduced by 25% of the alternative minimum taxable income in excess of $150,000 for spouses filing a joint return, $112,500 for a single taxpayer and $145,000 for a married taxpayer filing a separate return. (A married taxpayer filing a separate return also must increase alternative minimum taxable income by 25% of the amount by which it exceeds $145,000, up to an overall increase of $22,500.)

     The amount of the alternative minimum tax, if any, will depend on each member’s income, gain, deduction, loss, credit and tax preference from sources other than the Sardy House, LLC and the interaction of these items with his share of Sardy House, LLC income, gain, loss, deduction, credit and tax preference. Prospective investors should consult with their own tax advisors as to the possible application of the alternative minimum tax as a result of an investment in Sardy House, LLC.

Section 754 Election

     When a company membership interest is transferred in a sale or exchange, the transferee member will have an adjusted basis in the interest equal to its cost. The company does not automatically adjust the tax basis of its property to reflect the change in the transferee member’s adjusted basis for his interest. However, Section 743 of the Code provides that upon a sale or exchange of a membership interest, optional adjustments may be made to the tax basis of company property only for purposes of determining the transferee member’s share of depreciation and gain or loss from the company. To effect such adjustments, an election must be made by the company pursuant to Section 754 of the Code. The general effect of such an election is that the transferee of the membership interest is treated, for purposes of depreciation and gain or loss, as though he had acquired a direct interest in the company assets, and a new cost basis for such assets. Any such election once made, cannot be revoked without the consent of the IRS. The Sardy House, LLC is expected to file such an election.

Complete Liquidation

     In the event Sardy House, LLC is completely liquidated, gain will be recognized by a member upon receipt of a liquidating distribution only to the extent that any cash distributed exceeds the adjusted basis of his membership interests.

Accounting Method And Taxable Year

     We use the year ending December 31 as our taxable year and have adopted the accrual method of accounting for federal income tax purposes. You will be required to include in income your allocable share of membership income, gain, loss and deduction for our taxable year ending within or with your taxable year.

Initial Tax Basis, Depreciation And Amortization

     The tax basis of our various assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. Our assets initially have an aggregate tax basis equal to the consideration we initially paid for such assets (subject to adjustments for depreciation and capital expenses) or, with respect to assets we acquired upon our formation or by contribution, the tax basis of the assets in the possession of the contributor immediately prior to our formation. The tax basis of the assets will be subject to adjustment as provided in “Section 754 Election.”

     To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions in our early years. Property subsequently acquired or constructed by us may be depreciated using accelerated methods permitted by the Code.

     If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain determined by reference to the amount of depreciation previously deducted and the nature of the property may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, if you have been allocated cost recovery or depreciation deductions with respect to our property, you may be required to recapture such deductions as ordinary income upon a sale of your membership interest. See “Allocation of Sardy House, LLC Items of Income, Gain, Loss and Deduction” and “Sale or Other Disposition of Membership Interests.”

Organizational and Syndication Costs

     Under Treasury Regulations, underwriting discounts and commissions would be treated as non-deductible syndication costs. Although North and South Aspen, L.L.C. will bear all underwriting discounts and commissions in connection with the sale of membership interests offered under this prospectus, Sardy House, LLC may incur costs that are deemed to be attributable to the syndication of Sardy House, LLC. These costs must be capitalized and cannot be amortized or otherwise deducted. Sardy House, LLC is also expected to pay in 2003 $     in legal and accounting fees attributable to the organization of Sardy House, LLC which will be amortized over 60 months. The costs incurred in promoting the issuance of membership interests (i.e. syndication expenses) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized.

Sardy House, LLC Information Returns, Audits and Tax Treatment of Sardy House, LLC Items

     Sardy House, LLC intends to furnish to each member, within 90 days after the close of each fiscal year, certain tax information, including a substitute Schedule K-1, which sets forth each member’s share of income, gain, loss and deduction for the company’s preceding taxable year. In preparing this information, the Sardy House, LLC will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the member’s share of income, gain, loss and deduction.

     Under Sections 6221 through 6232 of the Code, the tax treatment of any company item will be determined at the company level in a company proceeding rather than in separate proceedings with the members.

     A determination by the IRS in proceedings at the company level is referred to as a final partnership administrative adjustment (FPAA). When an FPAA is made, the IRS must initially send notice to the “Tax Matters Partner” (TMP), which will be the manager of Sardy House, LLC. Generally, notice to the other members must be mailed within 60 days after the mailing of notice to the TMP.

     Under Section 6224, every member is entitled to participate in the administrative proceedings at the company level. If a settlement is reached with one or more members, it is binding on them. Any other member shall be entitled to settle on the same terms if he so requests. A member will not be bound by the TMP’s settlement agreement if the member files a statement, within a period to be prescribed by the Secretary of the Treasury, stating that the TMP does not have the authority to enter into a settlement on his behalf. In general, no member other than the TMP may bind any other member with respect to a settlement agreement.

     While the IRS will ordinarily be required to initiate proceedings against the company and not against the individual member, such requirement is waived with respect to any member whose treatment of an item on his individual return is inconsistent with the treatment of that item on the company return unless the member files a statement with the IRS identifying the inconsistency. In the absence of such a disclosure, the IRS may, without sending the taxpayer a deficiency notice, assess and collect the additional tax necessary to make the member’s treatment of the item consistent with the company’s treatment of the item.

Penalties and Interests

     The Revenue Reconciliation Act of 1989 (the “1989 Act”) consolidated the accuracy-related penalties (i.e., the negligence, substantial understatement and valuation overstatement penalties) into one penalty provision. Section 6662. Generally, the penalty is equal to 20% of the underpayment of tax attributable to any or all of the following: (1) negligence or disregard of any rule or regulation; (2) a substantial understatement of tax; or (3) a substantial valuation overstatement. Section 6664, however, provides that the 20% penalty is not applicable to a tax underpayment if there was reasonable cause for the underpayment and the taxpayer acted in good faith.

     Negligence includes any failure to make a reasonable attempt to comply with the provisions of the Code, and the term “disregard” includes any careless, reckless or intentional disregard of such provisions. A substantial understatement of tax exists if the understatement for the taxable year exceeds the greater of $5,000 ($10,000 for corporations other than S corporations and personal holding companies) or 10% of the tax required to be shown on the tax return. For purposes of determining whether all or a portion of a tax underpayment is attributable to a substantial understatement of tax, it is reduced by that portion attributable to the treatment of any item which is supported by substantial authority that the taxpayer reasonably believed was more likely than not the proper treatment. A substantial valuation overstatement exists if the value or adjusted basis of any property claimed on a tax return is 200% or more of the amount determined to be correct and the portion of the tax underpayment attributable thereto exceeds $5,000 ($10,000 for corporations other than S corporations and personal holding companies). If the valuation overstatement is 400% or more, the penalty attributable thereto is doubled to 40%.

     Interest on underpayments of tax is payable at the short-term Treasury bill rate plus 3%, and the interest rate on tax refunds is the short-term Treasury Bill rate plus 2%. The 1989 Act repealed the higher interest rate that applied to “tax motivated transactions.”

Tax Shelter Registration

     Sardy House, LLC should not be considered a “tax shelter” for purposes of the tax shelter registration rules. Accordingly, Sardy House will not be registered with the IRS as a tax shelter.

STATE AND LOCAL TAX ASPECTS

     Members, as a result of their ownership of membership interests, may be subject to state and local taxes. IT IS IMPORTANT FOR EACH MEMBER TO CONSULT HIS OWN TAX ADVISOR TO DETERMINE HIS POTENTIAL TAX LIABILITY FOR STATE AND LOCAL TAXES.

SELLING SECURITY HOLDER

     We originally issued all 25 of the membership interests offered under this prospectus to North and South Aspen, L.L.C. in March 2003 in exchange for the contribution by North and South Aspen, L.L.C. of the Sardy House property to us. Before the contribution of the Sardy House property to us, North and South Aspen, L.L.C. had held the property for over 15 years.

     North and South Aspen, L.L.C. is currently our sole owner and member. It has been controlled and managed for over 15 years by Frank S. Peters and Daniel D. Delano, who are also our officers. Mr. Peters and Mr. Delano also own Block 66, LLC, which is our manager.

     North and South Aspen, L.L.C. plans to offer and sell under this prospectus all 25 of the membership interests on a “best efforts, all or none” basis as to the minimum offering of 7 membership interests and on a “best efforts” basis as to additional membership interests up to the maximum offering of 25 membership interests. If the maximum offering is completed, North and South Aspen, L.L.C. will no longer own any membership interests.

     We entered into a registration rights agreement with North and South Aspen, L.L.C. Under the terms of the registration rights agreement we have filed the registration statement of which this prospectus forms a part covering offers and sales by North and South Aspen, L.L.C. of the membership interests. We will use our reasonable best efforts to have the registration statement declared effective as promptly as practicable, and to use our reasonable best efforts to keep it effective until the earliest of:

•	two years after the effective date, or

•	the date when all 25 of the membership interests have been sold under the registration statement.

DESCRIPTION OF OFFERING AND PLAN OF DISTRIBUTION

General

     The 25 membership interests offered under this prospectus were originally issued by us to North and South Aspen, L.L.C. in a private placement in March 2003, and we have entered into a registration rights agreement with North and South Aspen, L.L.C. for the registration and resale of the membership interests. North and South Aspen, L.L.C. is currently our sole member and is controlled by Frank S. Peters and Daniel D. Delano, who are our executive officers. Mr. Peters and Mr. Delano also own Block 66, LLC, which is our manager.

Plan of Distribution

     The membership interests are being offered by North and South Aspen, L.L.C. for resale to the public on a “best efforts, all or none” basis as to the minimum offering of 7 membership interests and on a “best efforts” basis as to additional units up to the maximum offering of 25 membership interests. An offering on a “best efforts” basis means that no one is obligated to purchase any membership interests in the offering or is otherwise guaranteeing that any minimum amount will be sold.

     If a minimum of 7 membership interests, which is the minimum number to ensure complete repayment of the outstanding indebtedness on the Sardy House property, are not sold by      , the offering will be terminated and all money received will be promptly returned to investors with interest. Until the minimum offering is achieved, all funds received from investors will be deposited into an interest-bearing escrow account, with interest to be credited toward the final purchase price.

     The membership interests are being offered for resale by North and South Aspen, L.L.C. for $          per membership interest, or a total of $     . This price may be changed by North and South Aspen, L.L.C. at any time after      . If the offering price is decreased it will be decreased for all purchasers, and if the offering price is increased it will be increased for all purchasers who have not as of that date executed subscription agreements. The offering price may increased, and if it is increased later purchasers may pay more for a membership interest than earlier purchasers.

     North and South Aspen, L.L.C. plans to offer the membership interests through      , a registered securities broker-dealer and a member of the National Association of Securities Dealers, Inc. We and North and South Aspen, L.L.C. also plan to engage licensed real estate brokers, who will be supervised by      , to assist in the sale of the membership interests primarily by identifying prospective investors and showing the Sardy House property to prospective investors. We anticipate that the real estate brokers will identify prospective purchasers through reference to the real estate brokers’ informational records from pre-existing relationships with persons who have previously indicated to the real estate brokers an interest in purchasing real estate in the Aspen or comparable mountain resort areas. In addition, a real estate broker may furnish copies of this prospectus and supplemental sales materials approved by      to prospective purchasers, and if a prospective purchaser is interested in inspecting the Sardy House property, the real estate broker will show the property and point out the physical characteristics of the property. Further, we plan to use some of our officers and employees to assist      in ministerial functions and possibly showing the Sardy House property to prospective investors. In connection with those activities, our officers and employees will be supervised by      .

     North and South Aspen, L.L.C. anticipates that it will pay      the following commissions and other compensation:

•	A non-refundable retainer of $ , due on , 2003.

•	An advisory fee of $ per month from , 2003 through , 2003.

•	Upon the closing of a sale of a membership interest, commissions of:

•	% for the first membership interests sold,

•	% for the next membership interests sold, and

•	% for the remaining membership interests sold.

However, if the sale of a membership interest is to an investor that was referred by us or a real estate broker, the commission will be reduced by % for that sale.

     North and South Aspen, L.L.C. also anticipates that it will pay the real estate brokers commissions of      % of the gross proceeds from sales to investors to whom the real estate broker showed the property and referred to      . Our officers and employees who participate in sales efforts will not receive any incentive compensation.

     In addition, we anticipate that the engagement agreement with      will provide that if we cancel the offering before the sale of all 25 membership interests and terminate the engagement of      , and then we or North and South Aspen, L.L.C. later sell membership interests on substantially similar terms and conditions, except for price, as in this offering within a 24-month period following the termination of the engagement,      will be entitled to commissions as discussed above less any fees paid to a third party. Further, we and North and South Aspen, L.L.C. plan to reimburse      for all out-of-pocket expenses incurred in connection with the offering in excess of $500 each month, except for fees and expenses of their counsel and NASD fees.

     Under the registration rights agreement, we have agreed to indemnify North and South Aspen, L.L.C. against specified liabilities, including liabilities arising under the Securities Act of 1933, to the extent permitted by law. In addition, we and North and South Aspen, L.L.C. anticipate that the engagement agreement with      will provide that we and North and South Aspen, L.L.C. will agree to indemnify and its officers, directors, employees, representatives and agents against specified liabilities, including liabilities which may arise under the Securities Act of 1933, to the fullest extent permitted by law.

     No sales will be made to discretionary accounts without approval in advance by the prospective investor.

Subscription Procedures

     To purchase a membership interest you will be required to complete and execute a subscription agreement, the form of which will be provided with this prospectus. Any subscription for the purchase of a membership interest will be required to be accompanied by wire transfer or check for the purchase price of the membership interest payable to “     , Escrow Agent.” Subscription proceeds will be held in an interest-bearing escrow account for the benefit of investors until the investors are admitted as members, with interest to be credited toward the final purchase price. We and      as our agent will transmit any checks received to the escrow agent by no later than the end of the next business day after receipt.

     Each subscription may be accepted or rejected by us in our sole discretion, and no sale of membership interests will be completed until at least five business days after the date on which the subscriber receives a copy of this prospectus. If a subscription is rejected, the funds will be returned to the subscriber within ten business days after the date of rejection, with interest. The subscription price for each membership interest will be payable in full upon the execution of the subscription agreement. A subscriber whose subscription is accepted will be sent a confirmation of the subscriber’s purchase and a certificate representing the membership interest or interests purchased. No membership interests will be sold unless subscriptions for at least 7 membership interests are received and accepted before the expiration or termination of the offering, and if subscriptions for fewer than 7 membership interests have been received and accepted by the expiration or termination of the offering, all funds received from subscribers will be refunded promptly with interest.

          will have the responsibility to make reasonable efforts to determine that the purchase of a membership interest is suitable for an investor. In making this determination,      will rely on relevant information provided by the investor, including information about the investor’s investment objectives, investment experience, income, net worth, financial situation, other investments, and other relevant information.      will maintain records of the information used to determine that an investment in a membership interest is suitable for an investor.

     Subscribers will be admitted as members not later than the last day of the calendar month following the initial closing on the minimum of at least 7 membership interests, which is scheduled to occur in January 2004. Subsequent closings will occur at our discretion, and we currently intend to have subsequent closings by the last day of the month we receive and accept subscriptions for the purchase of additional membership interests after the initial closing.

Escrow Arrangements

     We and North and South Aspen, L.L.C. plan to enter into an escrow agreement with an independent third party, which will provide that escrowed funds submitted by subscribers will be invested by the escrow agent in an interest-bearing account with the power of investment in short-term, highly liquid securities issued or guaranteed by the U.S. government, other investments permitted under Rule 15c2-4 of the Securities Exchange Act of 1934, or in other short-term, highly liquid investments with appropriate safety of principal. Subscription funds will be released to North and South Aspen, L.L.C., subject to its obligation to completely repay the construction loan indebtedness, only upon the satisfaction of the minimum offering condition and upon admission of new members thereafter.

     The interest earned on subscription funds will be payable to those subscribers whose funds have been held in escrow by the escrow agent, and interest earned will be credited to the final purchase price of the membership interests or returned to subscribers if the minimum offering is not competed or the subscription is otherwise not accepted.

     North and South Aspen, L.L.C., not the subscribers, will pay all expenses of the escrow arrangements, whether or not all or any part of the offering is completed.

SUPPLEMENTAL SALES MATERIALS

     Our membership interests are being offered only through this prospectus. Although we may also use supplemental sales materials in connection with this offering which highlight the Sardy House property and its characteristics, those materials will be used only when accompanied or preceded by the delivery of this prospectus. We anticipate that the supplemental sales materials will include a “tombstone” advertisement, a sales brochure, and an introductory letter and other informational mailings.

     Except as described above, we have not authorized the use of other sales materials in connection with this offering other than sales materials to be used internally by broker-dealers. Although the information contained in the supplemental materials does not conflict with any of the information contained in this prospectus, the materials do not purport to be complete and should not be considered part of this prospectus.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

     We are a newly formed company which engaged Schumacher & Associates, Inc. in March 2003 as our initial independent certified public accountants. This engagement was approved by our manager. Except for this initial engagement, neither we nor our predecessor North and South Aspen, L.L.C. have had during the two most recent fiscal years and through the date of this prospectus any changes in accountants, and during that time neither we nor North and South Aspen, L.L.C. have had any disagreements with accountants on accounting and financial disclosure.

LEGAL MATTERS

     The validity of the securities offered hereby and certain United States federal income tax considerations with respect to the securities will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Denver, Colorado.

EXPERTS

     The financial statements of Sardy House, LLC as of March 31, 2003 and for the period from March 28, 2003 (date of inception) through March 31, 2003 and the Sardy House real estate statements of operations (excluding items not comparable to proposed future operations) for the years ended December 31, 2002 and 2001 included in this prospectus have been audited by Schumacher & Associates, Inc., independent certified public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of that firm as experts in giving such report.

     The real estate appraisal information of Rocky Mountain Valuation Specialists LLC included in this prospectus is included in reliance upon the authority of that firm as experts in real estate appraisals.

WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-11 that we filed with the SEC with respect to the securities offered under this prospectus. This prospectus does not contain all the information that is in the registration statement. We omitted certain parts of the registration statement as allowed by the SEC. We refer you to the registration statement and its exhibits for further information about us and the securities offered under this prospectus.

     After the effective date of the registration statement of which this prospectus is a part, we will file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street,

N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 to obtain further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file documents with the SEC electronically. You also can find more information about us by visiting our web site at http://www.sardyhouse.com. Web site materials are not part of this prospectus.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus contains “forward-looking statements” within the meaning of securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included in this prospectus, including the statements about our future operations, financial position, estimated revenues, projected costs, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “will,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date on which they were made. Although we may from time to time voluntarily update or revise publicly our forward-looking statements, whether as a result of new information, future events or otherwise, we disclaim any commitment to do so except as required by securities laws. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we cannot assure you that such plans, intentions or expectations will be achieved. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Colorado Limited Liability Company Act provides that a Colorado limited liability company must indemnify every member and manager for personal liabilities reasonably incurred by that member or manager in the ordinary and proper conduct of the limited liability company’s business or for the preservation of the limited liability company’s business or property. In addition, a Colorado limited liability company may indemnify an employee or agent of the limited liability company who is not a manager to the same extent as a manager. Further, a Colorado limited liability company may indemnify an employee or agent of the limited liability company who is not a manager to a greater extent if consistent with law and if provided for in its articles of organization, its operating agreement or in a contract.

     Our operating agreement provides that we must indemnify any committee member or manager for any liability incurred in connection with our business, except where the underlying conduct by the committee member or manager is determined by a court to have been willful misconduct or recklessness. In addition, the registration rights agreement for the securities offered under this prospectus provide for the indemnification of managers, officers and persons controlling us for liabilities incurred in connection with this offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to managers, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     If a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a manager, officer or persons controlling us in the successful defense of any action, suit or proceeding, is asserted by the manager, officer or controlling person in connection with the securities offered under this prospectus, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

INDEX TO FINANCIAL STATEMENTS

Page

Financial Statements of Sardy House, LLC (a Development Stage Company)
Report of Independent Certified Public Accountants	F-2
Balance Sheet as of March 31, 2003	F-3
Statement of Operations for the Period from March 28, 2003 (Date of Inception) through March 31, 2003	F-4
Statements of Member’s (Deficit) for the Period from March 28, 2003 (Date of Inception) through March 31, 2003	F-5
Statements of Cash Flows for the Period from March 28, 2003 (Date of Inception) through March 31, 2003	F-6
Notes to Financial Statements	F-7
Sardy House Real Estate Statements of Operations (Excluding Items Not Comparable to Proposed Future Operations)
Report of Independent Certified Public Accountants	F-10
Statement of Operations (Excluding Items Not Comparable to Proposed Future Operations) for the Three Month Periods Ended March 31, 2003 and 2002 (Unaudited) and the Years Ended December 31, 2002 and 2001
F-11
Notes to Financial Statements	F-12
Pro Forma Financial Statements
Pro Forma Statements of Operations	F-14
Notes to Pro Forma Financial Statements	F-15

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Advisory Committee Members
Sardy House, LLC
Aspen, Colorado

We have audited the accompanying balance sheet of Sardy House, LLC (a development stage company) as of March 31, 2003, and the related statements of operations, member’s (deficit) and cash flows for the period from March 28, 2003 (date of inception) through March 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements, referred to above, present fairly, in all material respects, the financial position of Sardy House, LLC as of March 31, 2003, and the results of its operations, changes in member’s (deficit) and cash flows for the period from March 28, 2003 (date of inception) through March 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/S/ SCHUMACHER & ASSOCIATES, INC.

Schumacher & Associates, Inc.
Certified Public Accountants
2525 Fifteenth Street, Suite 3H
Denver, Colorado 80211

April 24, 2003

SARDY HOUSE, LLC
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
AS OF MARCH 31, 2003

2003

ASSETS
CURRENT ASSETS
Due From Related Party	$4,000

TOTAL CURRENT ASSETS	4,000

PROPERTY AND EQUIPMENT
Land	405,309
Buildings and Improvements	2,416,531
Furniture and Fixtures	288,405
Construction-in-Progress	51,767

3,162,012
Less Accumulated Depreciation	(1,358,628)

NET PROPERTY AND EQUIPMENT	1,803,384

OTHER ASSETS
Loan Fees net of accumulated amortization of $158	55,549

TOTAL ASSETS	$1,862,933

LIABILITIES AND MEMBER’S DEFICIT
CURRENT LIABILITIES
Accounts Payable	$19,617
Due to Related Party	60,422
Accrued Expenses	402
Accrued Interest	1,220

TOTAL CURRENT LIABILITIES	81,661

LONG TERM LIABILITIES
Long Term Debt	2,091,795

TOTAL LIABILITIES	2,173,456
COMMITMENTS AND CONTINGENCIES (NOTES 1, 3, 5, 6 and 7)	—
MEMBER’S (DEFICIT)	(310,523)

TOTAL LIABILITIES AND MEMBER’S (DEFICIT)	$1,862,933

The accompanying notes are an integral part of the financial statements.

SARDY HOUSE, LLC
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM MARCH 28, 2003 (DATE OF INCEPTION)
THROUGH MARCH 31, 2003

OPERATING REVENUES	$—
OPERATING EXPENSES
General and Administrative Expenses
Depreciation Expense	720
Insurance Expense	99
Professional Fees	80,039
Property Taxes	303

TOTAL OPERATING EXPENSES	81,161

NET OPERATING (LOSS)	(81,161)

Other Income (Expense)
Amortization Expense	(158)
Rental Income	4,000
Interest Expense	(1,220)

Total Other Income (Expense)	2,622

(DEFICIT) ACCUMULATED DURING DEVELOPMENT STAGE	$(78,539)

(DEFICIT) ACCUMULATED DURING DEVELOPMENT STAGE PER UNIT	$(3,142)

MEMBERSHIP UNITS OUTSTANDING	25

     The accompanying notes are an integral part of the financial statements.

SARDY HOUSE, LLC
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF MEMBER’S (DEFICIT)
FOR THE PERIOD FROM MARCH 28, 2003 (DATE OF INCEPTION)
THROUGH MARCH 31, 2003

BEGINNING MEMBER’S CAPITAL	$—
(Deficit) Accumulated During Development Stage	(78,539)
Distributions	(231,984)

ENDING MEMBER’S (DEFICIT)	$(310,523)

The accompanying notes are an integral part of the financial statements.

SARDY HOUSE, LLC
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM MARCH 28, 2003 (DATE OF INCEPTION)
THROUGH MARCH 31, 2003

(Deficit) Accumulated During Development Stage	$(78,539)
Adjustments to Reconcile Net (Loss) to Net Cash Used in Operating Activities:
Amortization	158
Depreciation	720
Decrease (Increase) in:
Due From Related Party	(4,000)
Due To Related Party	60,422
Accounts Payable	19,617
Accrued Expenses	402
Accrued Interest	1,220

Net Cash Provided By Operating Activities	—

Cash Flows From Investing Activities
Net Cash Provided By Investing Activities	—

Cash Flows From Financing Activities
Net Cash Provided By Financing Activities	—

Cash and Cash Equivalents:
Beginning of Year	—

End of Year	$—

Schedule of Non-cash Financing and Investing Activities
Issuance of Member’s Interests for Property and Equipment	$(1,804,104)
Increase in Long-Term Debt from Assumption of Debt	2,036,088
Effective Distribution to Member’s on Assumption of Debt	(231,984)

Net Cash Provided By Non-Cash Activities	$—

The accompanying notes are an integral part of the financial statements.

SARDY HOUSE, LLC
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 28, 2003 (DATE OF INCEPTION)
THROUGH MARCH 31, 2003

1. SUMMARY OF ACCOUNTING POLICIES

This summary of significant accounting policies of Sardy House, LLC (Company) is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements. The company has selected December 31 as its year end.

DESCRIPTION OF BUSINESS

Sardy House, LLC is a Colorado limited liability company organized March 21, 2003 under the Colorado Limited Liability Company Act. The Limited Liability Company was formed to acquire and operate the Sardy Main House Residence, the Carriage House Residence and the Carriage House Inn formerly operated as the Sardy House Hotel.

The Company owns and will operate the Sardy Main House Residence, the Carriage House Residence and the Carriage House Inn located in downtown Aspen, Colorado upon completion of the property renovation. The Company owns the 9,000 square foot Sardy Main House Residence and the 1,000 square foot Carriage House Residence as properties available for personal use by the Limited Liability Company members. The Company owns and will operate the 4,600 square foot eight room Carriage House Inn as a hotel. The company is a development stage company since the planned principal operations of the company have not yet commenced.

USE OF ESTIMATES IN PREPARATION OF THE FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

Property and equipment is stated at predecessor cost. Depreciation is computed using the straight-line method over the following useful lives:

Buildings, Improvements And Acquisition Fees	15 to 40 years
Furniture, Fixtures, And Equipment	5 to 7 years

Maintenance and repairs of property and equipment are charged to operations, and major improvements are capitalized. Upon retirement, sale, or other disposition of property and equipment, the costs and accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is included in operations.

INCOME TAXES

No provision for federal and state income taxes has been made in the financial statement since the Company’s profit and losses are reported on the individual member’s tax return. The Company is a one-member Limited Liability Company. The revenues and expenses of the Company are taxed on the Member’s tax return. Upon entrance of the second member, the Company will be taxed as a partnership for federal and state income tax purposes. For income tax purposes the income tax basis of the property and equipment is $883,382 less than the carrying value in the financial statements.

2. MEMBER UNITS ISSUED

On March 28, 2003 Sardy House, LLC issued 25 membership units to the initial member in exchange for the Sardy Main House Residence, the Carriage House Residence and the Carriage House Inn formerly operated as the Sardy House Hotel (Sardy House Property). The contributed property is recorded at the contributing member’s original cost, net of accumulated depreciation. The excess of the liabilities assumed over the predecessor cost basis of the property in the amount of $231,984 has been accounted for as a distribution.

3. RELATED PARTY TRANSACTIONS

The Company is a wholly owned subsidiary of North and South Aspen, LLC.

North and South Aspen, LLC rented the Company’s property and equipment from March 28, 2003 through April 7, 2003 for $1,000 per day. The Company received $4,000 in rent in the period ending March 31, 2003. The Company has receivables of $4,000 as of March 31, 2003 for rents receivable from North and South Aspen, LLC.

North and South Aspen, LLC paid certain organizational and construction fees for Sardy House, LLC during the period ended March 31, 2003. As of March 31, 2003 Sardy House, LLC owed North and South Aspen, LLC $60,422 for reimbursable expenses paid by North and South Aspen, LLC for the benefit of Sardy House, LLC.

Block 66, LLC, a company wholly owned by the controlling members of North and South Aspen, LLC, is the manager of Sardy House, LLC under the original Sardy House, LLC operating agreement. Block 66, LLC shall manage the Sardy House Property for an indefinite term until the Manager resigns or is removed and until a successor has been elected or qualified under the rules set forth in the Company’s operating agreement. The management agreement shall automatically terminate upon resignation or removal of the manager.

Block 66, LLC receives a basic business management fee of $1,000 monthly by agreement with Sardy House, LLC. After completion of construction, Block 66, LLC will receive additional basic property management fees of $1,667 monthly for management of the Residences and $2,083 monthly for management of the Carriage House Inn. Block 66, LLC will also receive a fee of 10% of the Room and Other Guest Charges of the Carriage House Inn and incentive fee of an additional 10% of any Room and Other Guest Charges above those projected in the annual budget. Block 66, LLC will be the exclusive rental agent for rental of the Residences when owner-members of the Company choose to have their Exclusive Weeks in the Residences marketed for rental. 60% of any gross rental revenue, less taxes and incidentals, of the Residences shall be paid to the owner-members and the remaining 40% shall be paid to Block 66, LLC. Block 66, LLC will pay all housekeeping fees and commissions associated with the rental. The Company paid $24,000 in fees for construction planning to Block 66, LLC during the period ended March 31, 2003. This $24,000 has been included in the financial statements as part of the $51,767 construction-in-progress related to the renovation of the property.

4. ADVERTISING

The Company expenses advertising production costs as they are incurred and advertising communication costs the first time the advertising takes place.

5. LONG-TERM DEBT

Note Payable WestStar Bank, collateralized by the Company’s property and equipment, 18 monthly consecutive interest payments, beginning April 30, 2003 with interest calculated on the unpaid principal balances at a floating interest rate based on the WestStar Bank Base (currently 5.25%) and one interest and principal payment of $3,909,797 due on April 30, 2006. The minimum and maximum interest rate allowed under this loan is 7% and 21%, respectively. The loan is a construction loan, the proceeds of which will be used to finance the construction of the property, as well as furnishings for the renovated property. The maximum principal loan amount under this agreement is $4,000,000. The Note Payable balance as of March 31, 2003 is $2,091,795 and it matures on April 30, 2006.

6. OPERATING AGREEMENT

Membership units are subject to specific provisions of an operating agreement which provides the rules and regulations regarding ownership of the units and use of the property, including required provisions for payment of operating costs of the entity and the property. Failure to follow the provisions of the operating agreement could result in significant penalties, including potential required forfeiture of rights of use of the property and potential required disposition of the membership unit.

7. COMMITMENTS

The Company intends to lease two Land Rovers with a fair market value of $35,000 each and anticipated annual lease obligations of $16,800 beginning January 1, 2004.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Management of
Sardy House Real Estate
Aspen, Colorado

We have audited the accompanying statements of operations of Sardy House Real Estate (excluding items not comparable to proposed future operations) for the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements, referred to above, present fairly, in all material respects, the results of the operations of Sardy House Real Estate (excluding items not comparable to proposed future operations) for the years ended December 31, 2002 and 2001.

/S/ SCHUMACHER & ASSOCIATES, INC.

Schumacher & Associates, Inc.
Certified Public Accountants
2525 Fifteenth Street, Suite 3H
Denver, Colorado 80211

April 24, 2003

SARDY HOUSE REAL ESTATE
STATEMENTS OF OPERATIONS
(EXCLUDING ITEMS NOT COMPARABLE TO PROPOSED FUTURE OPERATIONS)
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2003 AND 2002
AND THE YEARS ENDED DECEMBER 31, 2002 AND 2001

	March 31,	March 31,
	2003	2002	December 31,	December 31,
	(Unaudited)	(Unaudited)	2002	2001

OPERATING REVENUES
Room and Other Guest Charges	$105,326	$139,719	$327,764	$324,705

OPERATING EXPENSES
Salaries, Payroll Taxes and Benefits	61,587	64,025	250,502	283,090

Room Expenses
Commissions	4,831	3,248	13,164	12,308
Laundry and Linen	1,351	1,994	5,624	5,955
Guest Services	4,819	7,878	26,939	37,929

Total Room Expenses	11,001	13,120	45,727	56,192

Property Operating Costs
Repairs and Maintenance	1,750	1,949	24,732	24,961
Utilities	13,896	12,626	40,049	48,202

Total Property Operating Costs	15,646	14,575	64,781	73,163

General and Administrative Expenses
Advertising and Marketing	6,633	9,826	16,768	16,191
Credit Card Fees	1,702	2,604	7,035	7,308
Depreciation Expense	26,586	28,680	114,706	114,723
Insurance Expense	2,989	2,799	10,779	9,570
Professional Fees	949	895	6,159	3,854
Property Taxes	9,225	9,225	36,553	35,686
Telephone	3,510	2,593	10,753	9,863
Other	821	2,986	12,793	18,353

Total General and Administrative Expenses	52,415	59,608	215,546	215,548

Other (Income) Expense
Other (Income) Expense	589	1,280	6	(2,808)

Total Other (Income) Expense	589	1,280	6	(2,808)

TOTAL OPERATING EXPENSES	141,238	152,608	576,562	625,185

NET (LOSS)	$(35,912)	$(12,889)	$(248,798)	$(300,480)

The accompanying notes are an integral part of the financial statements.

SARDY HOUSE REAL ESTATE
NOTES TO FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2003 AND 2002 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2002 AND 2001

1. SUMMARY OF ACCOUNTING POLICIES

This summary of significant accounting policies of Sardy House Real Estate is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Sardy House Real Estate management who are responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements. The Sardy House Real Estate Statements of Operations have been prepared in accordance with the United States Securities and Exchange Commissions Regulations S-B and therefore exclude items not comparable to proposed future operations of the property.

DESCRIPTION OF BUSINESS

Sardy House Real Estate consists of the Sardy Main House Residence, the Carriage House Residence and the Carriage House Inn formerly operated as the Sardy House Hotel.

USE OF ESTIMATES IN PREPARATION OF THE FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY & EQUIPMENT

Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the following useful lives:

Buildings, Improvements And Acquisition Fees	15 to 40 years
Furniture, Fixtures, And Equipment	5 to 7 years

Maintenance and repairs of property and equipment are charged to operations, and major improvements are capitalized. Upon retirement, sale, or other disposition of property and equipment, the costs and accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is included in operations.

INCOME TAXES

No provision for federal and state income taxes has been made in the financial statement since the Sardy House Real Estate profits and losses were reported on the North and South Aspen, LLC individual members’ tax returns. The revenues and expenses of the Company were taxed on the Members’ tax returns.

2. RELATED PARTY TRANSACTIONS

The Sardy House Real Estate was owned by North and South Aspen, LLC.

On March 28, 2003 Sardy House, LLC issued 25 membership units to North and South Aspen, LLC in exchange for the Sardy House Real Estate. North and South Aspen, LLC owns other real estate and certain operating and administrative expenses have been allocated. Certain operating and administrative expenses may have been materially different, had the Sardy House Real Estate been operated on a stand alone basis.

3. ADVERTISING

The Company expenses advertising production costs as they are incurred and advertising communication costs the first time the advertising takes place.

4. INTEREST EXPENSE

The Sardy House Real Estate Statements of Operations includes no provision for interest expense since the interest expense actually incurred is not comparable to proposed future operations. Sardy House, LLC entered into a new loan agreement with WestStar Bank as of March 28, 2003. The new loan is collateralized by the Company’s property and equipment, requires payment of 18 monthly interest payments, beginning April 30, 2003 with interest calculated on the unpaid principal balances at a floating interest rate based on the WestStar Bank Base (currently 5.25%) and one interest and principal payment of $3,909,797 due on April 30, 2006. The minimum and maximum interest rate allowed under this loan is 7% and 21%, respectively. The loan is a construction loan with a maximum principal loan amount of $4,000,000. The Note Payable balance as of March 31, 2003 is $2,091,795 and it matures April 30, 2006.

5. UNAUDITED FINANCIAL STATEMENTS

The Statements of Operations for the three month periods ended March 31, 2003 and 2002 have been prepared by management without audit. Management believes the unaudited financial statements contain all adjustments (including normal recurring adjustments) necessary to present fairly the results of operations for the periods presented.

SARDY HOUSE, LLC
PRO FORMA STATEMENTS OF OPERATIONS
(Unaudited)

	SARDY	SARDY HOUSE
	HOUSE, LLC	REAL ESTATE
	PERIOD ENDED	YEAR ENDED	PRO FORMA	PRO FORMA
	MARCH 31, 2003	MARCH 31, 2003	ADJUSTMENT	COMBINED

OPERATING REVENUES	$—	$293,371	$—	$293,371

OPERATING EXPENSES
Salaries, Payroll Taxes & Benefits	—	248,064	—	248,064
Room Expenses	—	43,608	—	43,608
Property Operating Costs	—	65,852	—	65,852
General and Administrative Expenses	81,161	208,353	—	289,514

TOTAL OPERATING EXPENSES	81,161	565,877	—	647,038

NET OPERATING LOSS	(81,161)	(272,506)	—	(353,667)
Other Income	4,000	685	—	4,685
Amortization (Expense)	(158)	—	—	(158)
Interest (Expense)	(1,220)	— (1)	(110,250)	(111,470)

NET (LOSS)	$(78,539)	$(271,821)	$(110,250)	$(460,610)

Net (Loss) Per Membership Unit				$(18,424)

Membership Units Outstanding				25

The accompanying notes are an integral part of the pro forma financial statements.

SARDY HOUSE, LLC
NOTES TO PRO FORMA FINANCIAL STATEMENT
(UNAUDITED)

1. GENERAL

On March 28, 2003 Sardy House, LLC issued 25 membership units to the initial member in exchange for the Sardy Main House Residence, the Carriage House Residence and the Carriage House Inn formerly operated as the Sardy House Hotel (Sardy House Property). The contributed property was recorded at the contributing member’s original cost, net of accumulated depreciation.

2. PRO FORMA INFORMATION

The pro forma financial statements give effect to the contribution of Sardy House Real Estate to Sardy House, LLC as if the contribution had taken place at the beginning of the year ended March 31, 2003.

3. PRO FORMA ADJUSTMENT

This entry gives effect to the interest costs as if Sardy House, LLC’s Note Payable to WestStar Bank had been outstanding during the entire year ended March 31, 2003. This Note Payable was issued March 28, 2003 with a floating interest rate based on the WestStar Bank Base (5.25% as of March 31, 2003). The Note Payable balance as of March 31, 2003 was $2,091,795.

[INSIDE BACK COVER]

[PHOTOGRAPH OF SARDY HOUSE DURING THE SUMMER]

[PHOTOGRAPH OF SARDY HOUSE DURING THE ANNUAL CHRISTMAS TREE LIGHTING CEREMONY]

          We have not authorized any dealer, broker, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or solicit offers to buy any membership interests in any jurisdiction where it is unlawful. The information in this prospectus is current as of                     , 2003.

Sardy House, LLC

25 Limited Liability Company

Membership Interests

PROSPECTUS

                    , 2003

Part II

Information Not Required In Prospectus

Item 31. Other Expenses of Issuance and Distribution.

     The following table sets forth an itemized statement of the expenses of the offering, other than underwriting discounts and commissions. All of the expenses will be borne by the selling security holder. All of the expenses listed below, except the SEC registration fee, represent estimates only.

SEC registration fee	$1,719
Transfer agent, trustee and depository fees and expenses	-0-
Printing fees and expenses	15,000
Accounting fees and expenses	50,000
Legal fees and expenses	100,000
Miscellaneous	8,281

Total	$175,000

Item 32. Sales to Special Parties.

     On March 21, 2003, Sardy House, LLC issued a total of 25 limited liability company membership interests to North and South Aspen, L.L.C. in exchange for the transfer of the Sardy House hotel property to Sardy House, LLC. North and South Aspen, L.L.C. is controlled by Frank S. Peters and Daniel D. Delano. In connection with this transaction, Sardy House, LLC received real estate and related properties with an appraised fair value of $7.7 million as of February 7, 2003, subject to liabilities with a fair value of approximately $2 million, or approximately $228,000 per membership interest.

Item 33. Recent Sales of Unregistered Securities.

     On March 21, 2003, Sardy House, LLC issued a total of 25 units of limited liability company membership interests that were not registered under the Securities Act of 1933 to North and South Aspen, L.L.C. in exchange for the transfer of the Sardy House hotel property to Sardy House, LLC. North and South Aspen, L.L.C. is controlled by Frank S. Peters and Daniel D. Delano. In connection with this transaction, Sardy House, LLC received real estate and related properties with an appraised fair value of $7.7 million as of February 7, 2003, subject to liabilities with a fair value of approximately $2 million. The units were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. The facts relied upon to make the exemption from registration provided by Section 4(2) of the Securities Act of 1933 available were:

•	the fact that there was only one purchaser,

•	the sophistication or accreditation of the purchaser and its principals,

•	the purchaser’s access to material information about Sardy House, LLC,

•	the information furnished to the purchaser by Sardy House, LLC,

•	the absence of any general solicitation or advertising, and

•	restrictions on transfer of the securities issued to the purchaser as indicated by a legend on the certificates representing such securities.

Item 34. Indemnification of Directors and Officers.

     The registrant is a Colorado limited liability company. Section 7-80-410 of the Colorado Limited Liability Company Act contains provisions for the indemnification and insurance of members, managers, employees or agents of a Colorado limited liability company against liabilities which they may incur in their capacities as such. Those provisions have the following general effects:

(1) A Colorado limited liability company must indemnify every member and manager in respect of payments made and personal liabilities reasonably incurred by that member or manager in the ordinary and proper conduct of the limited liability company’s business or for the preservation of the limited liability company’s property.

(2) A Colorado limited liability company may indemnify and advance expenses pursuant paragraph (1) above to an employee or agent of the limited liability company who is not a manager to the same extent as a manager.

(3) A Colorado limited liability company may indemnify and advance expenses to an employee or agent of the limited liability company who is not a manager to a greater extent if consistent with law and if provided for by its articles or organization, its operating agreement or in a contract.

(4) A Colorado limited liability company may purchase and maintain insurance on behalf of a person who is or was a manager, employee, fiduciary or agent of the limited liability company or who, while a manager, employee, fiduciary or agent of the limited liability company, is or was serving at the request of the limited liability company as manager, officer, partner, trustee, employee, fiduciary or agent of any other foreign or domestic limited liability company or any corporation, partnership, joint venture, trust, other enterprise or employee benefit plan against any liability asserted against or incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the limited liability company would have the power to indemnify such person against such liability under the provisions of the Colorado Limited Liability Company Act. The registrant currently does not maintain any such insurance.

     The registrant’s limited liability company operating agreement contains provisions to the general effect that the registrant shall indemnify any person who is or was a committee member or manager of the registrant against liabilities which such person may incur in connection with the business of the registrant. In addition, the operating agreement provides that no committee member or manager shall be indemnified from any liability in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     A Registration Rights Agreement executed on April 30, 2003, to be effective as of March 20, 2003, between the registrant and North and South Aspen, L.L.C. (which is filed as an exhibit to this registration statement) provides that North and South Aspen, L.L.C. must indemnify and hold harmless the registrant and its managers, officers, agents, employees and any controlling person from and against any liability caused by any untrue statement of a material fact or any omission of a material fact in the information provided by North and South Aspen, L.L.C. for inclusion in this registration statement.

Item 35. Treatment of Proceeds from Stock Being Registered.

     All proceeds from the offering hereunder are to be received by the selling security holder, subject to an agreement to use such proceeds to repay the indebtedness associated with the Sardy House.

Item 36. Exhibits.

     (a)  The following financial statements are filed as part of this registration statement, all of which are included in the prospectus:

Page

Financial Statements of Sardy House, LLC (a Development Stage Company)
Report of Independent Certified Public Accountants	F-2
Balance Sheet as of March 31, 2003	F-3
Statement of Operations for the Period from March 28, 2003 (Date of Inception) through March 31, 2003	F-4
Statements of Member’s (Deficit) for the Period from March 28, 2003 (Date of Inception) through March 31, 2003	F-5
Statements of Cash Flows for the Period from March 28, 2003 (Date of Inception) through March 31, 2003	F-6
Notes to Financial Statements	F-7
Sardy House Real Estate Statements of Operations (Excluding Items Not Comparable to Proposed Future Operations)
Report of Independent Certified Public Accountants	F-10
Statement of Operations (Excluding Items Not Comparable to Proposed Future Operations) for the Three Month Periods Ended March 31, 2003 and 2002 (Unaudited) and the Years Ended December 31, 2002 and 2001
F-11
Notes to Financial Statements	F-12
Pro Forma Financial Statements
Pro Forma Statements of Operations	F-14
Notes to Pro Forma Financial Statements	F-15

     (b)  The following exhibits are furnished as part of this registration statement:

Exhibit
Number	Description

1.1**	Engagement Agreement dated , 2003 among , Sardy House, LLC and North and South Aspen, L.L.C.

3.1*	Articles of Organization of Sardy House, LLC

3.2*	Operating Agreement of Sardy House, LLC dated as of March 21, 2003

3.3*	First Amendment to Limited Liability Company Operating Agreement of Sardy House, LLC executed on May 20, 2003

4.1**	Form of Certificate for Units of Limited Liability Company Membership Interests

5.1**	Opinion of Ballard Spahr Andrews & Ingersoll, LLP

Exhibit
Number	Description

8.1**	Opinion of Ballard Spahr Andrews & Ingersoll, LLP

10.1*	Contract for the Purchase and Sale of Real Estate dated March 20, 2003 between Sardy House, LLC and North and South Aspen, L.L.C.

10.2*	Construction Loan Agreement dated March 28, 2003 among Sardy House, LLC, North and South Aspen, L.L.C. and WestStar Bank

10.3*	Promissory Note dated March 28, 2003 payable by North and South Aspen, L.L.C. and Sardy House, LLC to WestStar Bank

10.4*	Commercial Security Agreement dated March 28, 2003 among North and South Aspen, L.L.C., Sardy House, LLC and WestStar Bank

10.5*	Form of Commercial Guaranty executed on March 28, 2003 by Frank S. Peters and Daniel D. Delano in favor of WestStar Bank

10.6*	Registration Rights Agreement executed on April 30, 2003, to be effective as of March 20 2003 between Sardy House, LLC and North and South Aspen, L.L.C.

10.7**	Construction Management Agreement dated March , 2003 among Sardy House, LLC, North and South Aspen, L.L.C. and Block 66, LLC

10.8**	Management Agreement dated as of , 2003 between Sardy House, LLC and Block 66, LLC

10.9**	Form of Subscription Agreement

10.10**	Form of Transaction Broker Agreement

10.11**	Form of Escrow Agreement

23.1*	Consent of Schumacher & Associates, Inc., Independent Public Accountants

23.2*	Consent of Rocky Mountain Valuation Specialists LLC, Real Estate Appraisers

23.3**	Consents of Ballard Spahr Andrews & Ingersoll, LLP (included in the opinions filed as Exhibits 5.1 and 8.1)

24.1*	Power of Attorney (included on signature page hereof)

*	Filed herewith.

**	To be filed by amendment.

Item 37. Undertakings.

     (a)  Rule 415 offering. The undersigned registrant hereby undertakes:

               (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and/or

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  Warrants and rights offerings. Not applicable.

     (c)  Competitive bids. Not applicable.

     (d)  Equity offerings of nonreporting small business issuers. The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (e)  Request for acceleration of effective date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or controlling persons of the registrant pursuant to any provision or arrangement whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (f)  Reliance on Rule 430A under the Securities Act. The small business issuer will:

               (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (§§ 230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

               (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aspen, State of Colorado, on May 23, 2003.

SARDY HOUSE, LLC

By:	BLOCK 66, LLC, its Manager

	By:	/S/ FRANK S. PETERS

Frank S. Peters, Manager

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank S. Peters and Daniel D. Delano, and each or any one of them, his or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or it and in his or its name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement relating to any offering made pursuant to this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ FRANK S. PETERS Frank S. Peters	President (principal executive officer)	May 23, 2003

/S/ DANIEL D. DELANO Daniel D. Delano	Secretary and Treasurer (principal financial and accounting officer)	May 23, 2003

BLOCK 66, LLC,

By: /S/ FRANK S. PETERS Frank S. Peters, Manager	Manager	May 23, 2003

EXHIBIT INDEX

Exhibit
Number	Description

1.1**	Engagement Agreement dated , 2003 among , Sardy House, LLC and North and South Aspen, L.L.C.

3.1*	Articles of Organization of Sardy House, LLC

3.2*	Operating Agreement of Sardy House, LLC dated as of March 21, 2003

3.3*	First Amendment to Limited Liability Company Operating Agreement of Sardy House, LLC executed on May 20, 2003

4.1**	Form of Certificate for Units of Limited Liability Company Membership Interests

5.1**	Opinion of Ballard Spahr Andrews & Ingersoll, LLP

8.1**	Opinion of Ballard Spahr Andrews & Ingersoll, LLP

10.1*	Contract for the Purchase and Sale of Real Estate dated March 20, 2003 between Sardy House, LLC and North and South Aspen, L.L.C.

10.2*	Construction Loan Agreement dated March 28, 2003 among Sardy House, LLC, North and South Aspen, L.L.C. and WestStar Bank

10.3*	Promissory Note dated March 28, 2003 payable by North and South Aspen, L.L.C. and Sardy House, LLC to WestStar Bank

10.4*	Commercial Security Agreement dated March 28, 2003 among North and South Aspen, L.L.C., Sardy House, LLC and WestStar Bank

10.5*	Form of Commercial Guaranty executed March 28, 2003 by Frank S. Peters and Daniel D. Delano in favor of WestStar Bank

10.6*	Registration Rights Agreement executed on April 30, 2003, to be effective as of March 20 2003 between Sardy House, LLC and North and South Aspen, L.L.C.

10.7**	Construction Management Agreement dated March , 2003 among Sardy House, LLC, North and South Aspen, L.L.C. and Block 66, LLC

10.8**	Management Agreement dated as of , 2003 between Sardy House, LLC and Block 66, LLC

10.9**	Form of Subscription Agreement

10.10**	Form of Transaction Broker Agreement

10.11**	Form of Escrow Agreement

23.1*	Consent of Schumacher & Associates, Inc., Independent Public Accountants

23.2*	Consent of Rocky Mountain Valuation Specialists LLC, Real Estate Appraisers

23.3**	Consents of Ballard Spahr Andrews & Ingersoll, LLP (included in the opinions filed as Exhibits 5.1 and 8.1)

24.1*	Power of Attorney (included on signature page hereof)

*	Filed herewith.

**	To be filed by amendment.